                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                              DESTEC ENERGY, INC.

                                      AND

                          ECT EOCENE ENTERPRISES, INC.

                                     DATED

                                  JULY 1, 1997

                               TABLE OF CONTENTS

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                                                                                  Page
                                                                                  ----
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ARTICLE I.  DEFINITIONS........................................................... 2
  1.1  Definitions................................................................ 2

ARTICLE II.  SALE AND TRANSFER OF ASSETS..........................................12
  2.1  Transfer of the Assets.....................................................12
  2.2  Purchase Price and Payment.................................................17
  2.3  Adjustment to Purchase Price...............................................17
  2.4  Lignite Property Tax Litigation............................................20
  2.5  Sonat Litigation...........................................................20
  2.6  Ad Valorem and Personal Property Taxes.....................................20
  2.7  Letters in Lieu and Notices to Operators...................................21

ARTICLE III.  REPRESENTATIONS OF THE PARTIES......................................21
  3.1  Representations of Seller..................................................21
  3.2  Seller Representations Regarding the Assets, Companies and Partnerships....22
  3.3  Representations by Seller Relating to Option Agreement;
       Environmental Matters......................................................28
  3.4  Representations of Buyer...................................................30

ARTICLE IV.  COVENANTS............................................................30
  4.1  Certain Covenants of Seller Pending Closing................................30
  4.2  Restrictions on Certain Actions............................................32
  4.3  Assumed Liabilities; Retained Liabilities..................................33

ARTICLE V.  DEFECT PROVISIONS.....................................................34
  5.1  Due Diligence Reviews......................................................34
  5.2  Certain Price Adjustments..................................................36
  5.3  Casualty Loss and Condemnation.............................................38

ARTICLE VI.  CONDITIONS PRECEDENT TO OBLIGATIONS..................................39
  6.1  Conditions Precedent to the Obligations of Buyer...........................39
  6.2  Conditions Precedent to the Obligations of Seller..........................41

ARTICLE VII.  TERMINATION.........................................................42
  7.1  Termination................................................................42
  7.2  Effect of Termination......................................................42
  7.3  Effect of Termination......................................................43
  7.4  Cure Period................................................................43


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ARTICLE VIII.  CLOSING............................................................43
  8.1  Location of Closing........................................................43
  8.2  Deliveries by Seller.......................................................43
  8.3  Deliveries by Buyer........................................................44

ARTICLE IX.  INDEMNIFICATION, AND WAIVERS.........................................44
  9.1  Survival...................................................................44
  9.2  Indemnification of Seller..................................................45
  9.3  Indemnification of Buyer...................................................45
  9.4  Procedure for Indemnification..............................................46
  9.5  Other Indemnities..........................................................46
  9.6  Disclaimer of Warranties...................................................47
  9.7  Waiver of Punitive and Consequential Damages...............................47
  9.8  Seller Party Indemnification...............................................47

ARTICLE X. ACCESS TO INFORMATION..................................................47
 10.1  Access to Information......................................................47

ARTICLE XI.  MISCELLANEOUS........................................................48
 11.1  Commissions................................................................48
 11.2  Notices....................................................................48
 11.3  Further Assurances.........................................................49
 11.4  Assignments................................................................49
 11.5  DTPA Waiver................................................................50
 11.6  Preservation of Books and Records..........................................50
 11.7  Governing Law..............................................................50
 11.8  Expenses...................................................................50
 11.9  Entire Agreement...........................................................50
11.10  Public Announcements.......................................................50
11.11  Subrogation................................................................51
11.12  No Third Party Beneficiary.................................................51


                                   EXHIBITS
                                   --------

Exhibit A                Allocated Value
Exhibit B                Assets
Exhibit C                Easement
Exhibit D-1              Freestone County Escrow Agreement
Exhibit D-2              Leon County Escrow Agreement
Exhibit E                Lignite Tax Litigation Letter
Exhibit F                Sonat Litigation Letter
Exhibit G                Preferential Right Properties Values
Exhibit H-1              Conveyance Form (DGPP)
Exhibit H-2              Conveyance Form (DFR)
Exhibit H-3              Conveyance Form (Joint Venture Interest)
Exhibit H-4              Conveyance Form (General and Limited Partner Interest)
Exhibit I                Opinion of Counsel of Seller
Exhibit J                Transition Services Agreement
Exhibit K                Opinion of Counsel of Buyer



                                   SCHEDULES
                                   ---------

Schedule 1(a)            Knowledge of Seller
Schedule 1(b)            Destec Persons
Schedule 2.3             Underproduction/Overproduction
Schedule 3.1(c)          Consents and Approvals
Schedule 3.2(c)          Conduct of Business
Schedule 3.2(d)          Litigation/Proceedings
Schedule 3.2(e)          Other Liabilities
Schedule 3.2(f)          Permits
Schedule 3.2(g)          Compliance with Law
Schedule 3.2(i)          Insurance
Schedule 3.2(l)          Government Approvals
Schedule 3.2(m)          Rentals, Properties, etc.
Schedule 3.2(n)          Pipeline Imbalances, etc.
Schedule 3.2(q)          Payout Balances
Schedule 3.2(r)          Material Contracts
Schedule 3.2(u)          Tax Partnership Agreements
Schedule 3.3(a)(iii)     Option Agreement
Schedule 3.3(a)(v)       Royalty Payment Schedule
Schedule 3.3(b)(i)       Environmental Law
Schedule 5.1(s)          Title Defects

                            ASSET PURCHASE AGREEMENT
                            ------------------------

          This ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into on July 1, 1997, by and between DESTEC ENERGY, INC., a Texas corporation (hereinafter called "Seller"), and ECT EOCENE ENTERPRISES, INC., a Delaware corporation (hereinafter called "Buyer").

                                  WITNESSETH:

          WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger dated as of February 17, 1997 (hereinafter called the "NGC/Destec Agreement"), by and among Seller, The Dow Chemical Company ("Dow"), NGC Corporation ("NGC") and NGC Acquisition Corporation II, a Delaware corporation ("NGC Acquisition"), Seller and NGC agreed upon terms and conditions under which NGC would merge with and into Seller, with the company surviving such merger to be wholly owned by NGC; and

          WHEREAS, as a consequence of the consummation of the transaction contemplated by the NGC/Destec Agreement (hereinafter called the "Merger Closing"), Seller became a wholly-owned subsidiary of NGC and has become the owner of all the issued and outstanding shares of stock of (i) Destec Holdings, Inc., a Delaware corporation (hereinafter called "Holdings", which in turn is the owner of all the issued and outstanding shares of Destec Fuel Resources, Inc., a Texas corporation ("DFR"), (ii) Destec Properties, Inc., a Delaware corporation ("DPI"), (iii) Destec Gas Properties, Inc., a Delaware corporation (hereinafter called "DGPI"), and (iv) Destec Ventures, Inc., a Delaware corporation ("DVI"); and

          WHEREAS, DFR is the sole general partner, and DGPI is the sole limited partner, of Destec Gas Properties L.P., a Texas limited partnership ("DGPP"), and DPI is the sole general partner, and DVI is the sole limited partner, of Destec Properties Limited Partnership, a Nevada limited partnership (hereinafter called "DPLP"); and

          WHEREAS, Seller and certain of its subsidiaries and affiliates desire to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase and accept from Seller and such subsidiaries and affiliates, certain oil and gas assets, lignite assets and properties and related assets on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, Seller and Buyer have agreed that if the Merger Closing occurs, immediately following the Merger Closing, (i) Seller will cause DFR to and DFR will sell, transfer, convey, assign and deliver to Buyer (or its designee) the DFR Assets, (ii) Seller will cause DGPP to and DGPP will sell, transfer, convey, assign and deliver to Buyer or its designee the DGPP Assets,
(iii) Seller will cause DPI to and DPI will sell, transfer, convey, assign and deliver to Buyer (or its designee) the DPLP General Partner Interest, and (iv) Seller will cause DVI to and DVI will sell, transfer, convey, assign and deliver to Buyer (or its designee) the DPLP Limited Partner Interest.

          NOW THEREFORE, in consideration of the respective mutual agreements and covenants of the Parties contained herein, the parties do hereby agree as follows:

                             ARTICLE I.  DEFINITIONS
                            ------------------------

          1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms, as appropriate.

          "AAA" means the American Arbitration Association.

          "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          "Agreed Rate" has the meaning given it in Section 2.3(d)(ii).

          "Agreement" means this Asset Purchase Agreement, as it may be amended from time to time.

          "Allocated Value" means the amount, for each Basic Property, set forth under the column "Allocated Value" on Exhibit A.

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified Person or property is subject.

          "Arbitration Notice" has the meaning given it in Section 5.2(b)(vi).

          "Asserted Defects" has the meaning given it in Section 5.1(a).

          "Assets" shall collectively mean the DFR Assets, the DGPP Assets, the DPLP Limited Partner Interest and the DPLP General Partner Interest.

          "Assumed Liabilities" has the meaning given it in Section 4.3.

          "Base Purchase Price" has the meaning given it in Section 2.2.

          "Basic Properties" means the Oil and Gas Properties, the Lignite Assets, the Gathering Joint Venture Interest and the Gathering System.

          "Books and Records" means all (i) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, filings with and reports to regulatory agencies, and other documents and instruments; (ii) computer records, manuals, and databases that are owned or licensed; (iii) geological, geophysical, engineering, exploration, production, and other technical data, logs, magnetic field recordings, digital processing tapes, field prints, summaries, reports, and maps, whether written or in electronically reproducible form; and (iv) all other books, records, files, magnetic tapes, and other media containing financial, title, operational or other information relating to DPLP (excluding the books and records relating solely to the DPLP Oil and Gas Properties), any of the Assets, the Lignite Assets or the Gathering System, provided that with respect to seismic and geological data the transfer of such assets shall be qualified to the extent that Seller may transfer the same to Buyer without breach or violation of any agreement, provision or limitation relating to the transfer of the same. Seller agrees to use its best efforts to disclose any such restrictive agreements, provisions or limitations affecting seismic and geological data to Buyer as soon as possible after Seller has knowledge thereof, and, if possible, prior to the Closing Date.

          "Business Day" means any day excluding Saturday, Sunday and any day on which banks in Houston, Texas, as authorized by law or other governmental action are closed.

          "Buyer" has the meaning given it in the introductory paragraph of this Agreement.

          "Buyer Indemnified Person" has the meaning given it in Section 9.2.

          "Closing" has the meaning given it in Section 8.1.

          "Closing Date" has the meaning given it in Section 8.1.

          "Closing Time" has the meaning given it in Section 8.1.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Companies" means DFR, DPI, and DVI; "Company" means any of DFR, DPI, or DVI.

          "Conveyance(s)" has the meaning given it in Section 8.2(a).

          "Damages" has the meaning given it in Section 9.2.

          "Debt" means, for any Person, all indebtedness, liabilities and obligations of such Person: (i) for the repayment of money borrowed (whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness); (ii) representing deferred payment of the purchase price for goods, services, assets or properties; (iii) under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes;
(iv) under guaranties, endorsements (other than for collection or deposit in the ordinary course of business) or assumptions of, or other contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness, liabilities or other obligations of any other Person; (v) in respect of letters of credit;

and/or (vi) secured by a lien existing on assets and properties owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby shall have been assumed by such Person.

          "Defaulting Party" has the meaning given it in Section 7.2.

          "Defect" has the meaning given it in Section 5.l(b).

          "Defect Date" has the meaning given it in Section 5.1(a).

          "Defect Notice" has the meaning given it in Section 5.1(a).

          "DFR" means Destec Fuel Resources, Inc., a Delaware corporation.

          "DFR Assets" has the meaning given it in Section 2.1(a).

          "DFR Leases" has the meaning given it in Section 2.1(a)(i).

          "DFR Oil and Gas Properties" has the meaning given it in Section 2.1(a)(i).

          "DGPI" means Destec Gas Properties, Inc., a Delaware corporation.

          "DGPP" means Destec Gas Properties, L.P., a Texas limited partnership.

          "DGPP Assets" has the meaning specified in Section 2.1(b).

          "DGPP Leases" has the meaning given it in Section 2.1(b)(i).

          "DGPP Oil and Gas Properties" has the meaning specified in Section 2.1(b)(i).

          "Dow" means The Dow Chemical Company, a Delaware corporation.

          "DPI" means Destec Properties, Inc., a Texas corporation.

          "DPLP" means Destec Properties Limited Partnership, a Nevada limited partnership.

          "DPLP General Partner Interest" means the 1% general partner interest in DPLP owned of record and beneficially by DPI.

          "DPLP Limited Partner Interest" means the 99% limited partner interest in DPLP owned of record and beneficially by DVI.

          "DPLP Oil and Gas Properties" means the oil and gas properties and related assets owned by DPLP described in Part IV of Exhibit B and any other right, title and interest of DPLP in and to oil and gas and other liquid or gaseous hydrocarbons owned by DPLP prior to the Effective Date; excluding, however, any oil, gas or other liquid or gaseous hydrocarbons that are ancillary to or otherwise recovered in DPLP's lignite mining operations.

          "DVI" means Destec Ventures, Inc., a Delaware corporation.

          "Effective Date" means 7 o'clock a.m., local time, at the locations of the Basic Properties, respectively, on July 1, 1997.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

          "Environmental Laws" means all federal, state or local laws, rules, orders or regulations pertaining to health or the environment, including but not limited to those relating to waste materials and/or hazardous substances.

          "Fatal Consent" has the meaning given it in Section 5.1(b).

          "Final Settlement Statement" has the meaning given it in Section
2.3(d).

          "GAAP" means U.S. generally accepted accounting principles.

          "Gathering Joint Venture" shall mean the Southeast Piceance Pipeline Joint Venture, formed pursuant to that certain Southeast Piceance Pipeline Joint Venture Agreement dated as of May 2, 1996, by and between DFR and Snyder Oil Corporation.

          "Gathering Joint Venture Interest" shall mean the joint venture interest of DFR in the Gathering Joint Venture.

          "Gathering System" means the gas gathering system of the Gathering Joint Venture and all related assets (including, without limitation, all liquid and gas main, trunk, gathering, lateral, and feeder lines, together with all tanks, pumps, valves, meters, regulators, cathodic protection facilities, and other associated fixtures, structures, equipment, facilities, and properties, whether real, personal or mixed, together with all fixtures, accessions, additions, and attachments thereto, which are used or held for use in the gathering, storage, and transportation of Substances; and all of the related rights of way and easements and all other related assets) described in Item
(iii) of Part I of Exhibit B hereto.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

          "HL&P" means Houston Lighting & Power Company, a Texas corporation.

          "Holdings" means Destec Holdings, Inc., a Delaware corporation.

          "IRS" means the Internal Revenue Service.

          "Jewett Mine Litigation" has the meaning given it in Section 2.4.

          "Knowledge" when used in relation to Seller or any Affiliate of Seller, shall mean the actual knowledge as of the Closing Date of the Persons listed on Schedule 1(a) hereto, after reasonable inquiry with respect to the representations and warranties of Seller made in this Agreement directed by such Persons to the Destec personnel listed on Schedule 1(b) hereto provided reasonable inquiry with respect to the representations and warranties qualified to knowledge shall be fully satisfied by Seller's delivery, solicitation of and receipt (prior to Closing) of responses to the written diligence questionnaire provided to Seller by Buyer. In no event will the Persons listed on Schedule 1(a) hereto be deemed to have constructive knowledge of acts or information known to the Persons listed on Schedule 1(b) hereto (or any other person or entity). Buyer acknowledges that it shall not have recourse against the Destec personnel completing the questionnaire with respect to the responses in said questionnaire.

          "Lignite Assets" means all of the right, title and interest of DPLP in and to the following:

               (a) the coal and lignite leases, fee interests, fee mineral interests (other than the DPLP Oil and Gas Properties) and coal and/or lignite interests and other interests in and to the lignite and other similar minerals in and under or that may be produced from the lands described in Part III of Exhibit B hereto;

               (b) all overriding royalty payments, minimum annual overriding royalty payments and other rights, arising under the Option Agreement or any of the lands, leases or properties subject to such Option Agreement (other than the DPLP Oil and Gas Properties); and

               (c) all rights, titles and interests of DPLP in and to, or otherwise derived from, all presently existing and valid coal and/or lignite unitization, pooling, and/or communitization agreements, declarations and/or orders, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations, and all easements, rights-of-way, permits, licenses, surface leases, use agreements, and servitudes, relating to the properties described in subparagraph (a) above, to the extent, and only to the extent, such rights, titles and interests are attributable to the properties described in subparagraph (a) above.

          "Material Adverse Effect" means with respect to any Person (i) a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of such Person to the extent such business, assets, properties, operations or Person are included in the Assets, the Lignite Assets or the Gathering System, (ii) a material adverse effect on the ability of such Person to perform its obligations under the Agreement or any of the Operative Documents or to consummate the transactions contemplated thereby or,
(iii) any matter which involves an adverse economic effect with respect to the Assets, the Lignite Assets or the Gathering System in excess of $750,000 with respect to any individual matter or $5,000,000 with respect to all matters in the aggregate.

          "Merger Closing" has the meaning given it in the recitals to this Agreement.

          "Merger Consideration" has the meaning given it in Section 2.4.

          "Net Revenue Interest" means that percentage of the proceeds of production from a well, unit or lands which any Property Owner is entitled to receive as a result of its rights in and to an Oil and Gas Property or Lignite Asset pertaining to such well, unit or lands.

          "NGC" means NGC Corporation, a Delaware corporation.

          "NGC/Destec Agreement" has the meaning given it in the recitals to this Agreement.

          "Oil and Gas Properties" means the DFR Oil and Gas Properties and the DGPP Oil and Gas Properties.

          "Option Agreement" means that certain Option and Agreement dated effective May 1, 1979 between Dow and HL&P.

          "Operative Documents" means all agreements, instruments and documents which are, pursuant to the terms hereof, to be executed by or on behalf of any Seller Party or Buyer or any of their respective Affiliates in connection with or relating to this Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby.

          "Partnerships" means DPLP, DGPP, and the Gathering Joint Venture.

          "Permitted Encumbrance" means any and all of the following:

               (a) The terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents which create or reserve to any Property Owner its interest in any Basic Property, provided that the same do not reduce the Net Revenue Interest of the Property Owner in the Basic Property affected thereby to less than that set forth on Exhibit B attached hereto;

               (b) Royalties, overriding royalties, division orders, reversionary interests, production payments, net profits interests and similar burdens affecting any Basic Property if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in the Basic Property affected thereby to less than that set forth beside the same on Exhibit B hereto;

               (c) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents shall have been obtained from the appropriate parties, or for which appropriate notices have been provided to the holders of such rights and the appropriate time period for asserting such rights shall have expired without an exercise of such rights;

               (d) Inchoate liens for Taxes and assessments which are not yet delinquent or which are being contested by a Seller Party in good faith, have been fully and adequately reserved against by such Seller Party and funds in the amount of such reserve are transferred by such Seller Party to Buyer at Closing;

               (e) Inchoate liens securing the payment of obligations incurred in the operation of the Basic Properties which obligations are not yet delinquent or which have been fully and adequately reserved against by a Seller Party and funds in the amount of such reserve are transferred by such Seller Party to Buyer at Closing;

               (f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements or rights-of-way on over or with respect of any Basic Property which do not materially and adversely affect the Basic Property or its use for oil and gas development or lignite recovery purposes;

               (g) Any obligations or duties to any municipality or public authority affecting a Basic Property with respect to any franchise, grant, license or permit and all Applicable Laws of any Governmental Entity;

               (h) Existing operating agreements, unit agreements, gas purchase contracts and any and all other agreements which are customary in the oil and gas exploration, development, production or extraction business or in the business of processing of gas and gas condensate or production for the extraction of products therefrom, to the extent that the same do not reduce the Net Revenue Interest of the applicable Property Owner in the Basic Property affected thereby below that set forth on Exhibit B hereto, to the extent set forth on item (v) of Part I or Part II of Exhibit B;

               (i) All rights to consent by, required notices to, filings with or other action by Governmental Entities in connection with the sale or conveyance of oil and gas leases, permits, or interests therein, if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

               (j) Conventional right of reassignment arising upon surrender or abandonment of any Basic Property requiring less than 60 days notice to the holder of such rights; and

               (k) Any other matter waived or deemed to be waived by Buyer pursuant to the provisions of Section 5.1(a).

          "Permits" means, franchises, licenses, permits, approvals, consents, privileges, certificates and other authorizations granted by Governmental Entities and including certificates of convenience or necessity, privileges, grants and other rights.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

          "Plan" means any pension benefit plan subject to title IV of the Employment Retirement Income Security Act of 1974, as amended.

          "Preliminary Settlement Statement" has the meaning given it in Section 2.3(c).

          "Property Owners" means, collectively, DFR and the Partnerships.

          "Purchase Price" has the meaning given it in Section 2.2.

          "Retained Liabilities" means the liabilities and obligations of Seller, any of the Companies or any of the Partnerships or their respective Affiliates (including, without limitation, obligations to properly plug and abandon, or replug and re-abandon, wells located on assets which are not conveyed from the Seller Parties to Buyer as described below, to restore the surface of such assets, and to comply with, or to bring such assets into compliance with applicable Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the excluded assets) to the extent, but only to the extent, that the same arise from or are related to the following:

               (a) The sale of oil and gas assets or properties, lignite assets or properties or other assets or properties by any of the Seller Parties (including all liabilities and obligations of such disposed of assets), any Company or Partnership or their respective Affiliates occurring prior to the Effective Date, including, without limitation, (i) the ownership or the sale of certain lignite properties by DPLP to Dow pursuant to that certain Notice of Exercise of Option to Purchase dated February 17, 1997 and (ii) the ownership or the sale of the DPLP Oil and Gas Properties by DPLP to Seller or its designee prior to the Closing;

               (b) Any and all power marketing alliances, arrangements, ventures or agreements entered into by any of the Seller Parties, any Company or Partnership or their respective Affiliates prior to the Effective Date;

               (c) Any assets, properties or agreements owned or used by any of the Seller Parties, the Company, the Partnerships or their respective Affiliates other than the assets, properties and agreements included in the Assets, the Lignite Assets and the Gathering System;

               (d) Any business activities conducted by any of the Seller Parties, by any Company or Partnership or any of their respective Affiliates which do not involve the Assets;

               (e) Any obligations or liabilities which are owed or alleged to be owing by any Seller Party, Company or Partnership under any Plan or with respect to wages, bonuses, severance or other payments, of any kind or nature, to employees, consultants or agents of any Seller Party, any Company or Partnership or any of their respective Affiliates other than arrangements expressly entered into by Buyer with such employees, consultants, or agents, with respect to the period following the Closing;

               (f) The obligations or liabilities of any Seller Party, any Company or Partnership or any of their respective Affiliates to manage any oil and gas assets or properties, lignite assets or properties or other assets or properties on behalf of any third party except to the extent such obligations are expressly referenced in the Schedules to this Agreement and assumed by Buyer;

               (g) The First Amended Lease Agreement dated January 1, 1990 between DVI and Dow as assigned to DPLP and the Termination Agreement concerning the First Amended Lease Agreement signed February 11, 1997 between DPLP and Dow;

               (h) The First Amended Lignite Properties Maintenance Agreement dated January 1, 1990 between DVI and Dow as assigned to DPLP and the Termination Agreement concerning the First Amended Lignite Properties Maintenance Agreement signed February 17, 1997, between DPLP and Dow;

               (i) Any activity perpetrated by any Company or Partnership that constitutes criminal or fraudulent activity under applicable federal or state law; and

               (j) Any intercompany or related party obligations or liabilities owing from any of the Companies or Partnerships to Seller, any Company, Partnership, Dow or any of their respective Affiliates, which were Affiliates prior to the Merger Closing except to the extent that such obligation or liability is specifically listed on a schedule attached hereto, assumed by Buyer pursuant to the express terms of this Agreement.

          "Retained Rights" means an easement for the construction of a natural gas gathering system across the lands described on Part I of Exhibit C hereto, which shall be granted in accordance with the form of right-of-way agreement attached hereto as Part II of Exhibit C.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" has the meaning given it in the introductory paragraph of this Agreement.

          "Seller Indemnified Person" has the meaning given it in Section 9.1.

          "Seller Party" means, collectively, Seller, DFR, DGPP, DPI and DVI.

          "Subsidiaries" has the meaning given it in Section 3.2(g).

          "Substances" means any crude oil, petroleum, natural gas, casinghead gas, drip condensate, condensate, natural gasoline, natural gas liquids, and other liquid, liquefiable, or gaseous hydrocarbons (including methane, ethane, propane, butane and other such gases regardless of their source), helium, sulfur, carbon dioxide, linefill, and inventory, together with all products extracted, separated or processed therefrom, or other minerals.

          "Supporting Information" has the meaning given it in Section 2.3(d).

          "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

          "Termination Date" has the meaning given it in Section 6.1.

          "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

                    ARTICLE II.  SALE AND TRANSFER OF ASSETS

          2.1 Transfer of the Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date but effective for all purposes as of the Effective Date:

               (a) The Seller will cause DFR to and DFR shall sell, assign, convey, and deliver to Buyer all of its right, title and interest in and to certain assets less and except the Retained Rights, to the extent applicable (the "DFR Assets"), free and clear of all Encumbrances other than Permitted Encumbrances, as follows:

                    (i) Oil and Gas Properties. (A) All of the undivided interests described in Item (i) of Part I of Exhibit B in and to the leasehold estates created by the leases described in Item (i) of Part I of Exhibit B hereto (the "DFR Leases") together with all other right, title and interest of DFR in and to the DFR Leases and the lands covered thereby; (B) all of DFR's right, title and interest in and to all oil, gas and other minerals on, in, and under lands covered by the DFR Leases, including any such interests in and to any oil, gas and/or mineral leases, leasehold interests, mineral fee interests, royalty interests, overriding royalty interests, production payments, other non-working or carried interests, and any other right, title or interest evidencing or creating a right or interest in, or any right to produce or receive the proceeds of production of, any Substances or other minerals on, in and under the lands covered by the DFR Leases, including all interests therein which DFR is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, operating or other agreement; and (C) all rights and interests attributable or allocable to the DFR Leases and any lands pooled, unitized, communitized or consolidated therewith by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration, including from any and all units formed under orders, regulations, rules and other official acts of the Governmental Entity having jurisdiction thereof, together with any right, title and interest created thereby in the DFR Leases, the Substances or the interests therein and all rights of ingress and egress and appurtenances thereto (the "DFR Oil and Gas Properties");

                    (ii) Wells. All of DFR's interest in and to all of the oil, condensate, natural gas, water injection or disposal, and other wells located on the lands covered by the DFR Oil and Gas Properties or used or held for use in connection therewith, whether producing, operating or temporarily shut-in or abandoned, including, without limitation, the wells described on Item (ii) of Part I of Exhibit B hereto;

                    (iii) Gathering System Joint Venture. All of DFRs' interest in and to the Gathering Joint Venture and the Gathering System.

                    (iv) Equipment. All of DFR's interests in and to the equipment, machinery, goods, vehicles, materials and other personal property (including inventories of tubular goods, supplies, tools, and other oil and gas field equipment), fixtures and improvements on the DFR Oil and Gas Properties, appurtenant thereto or used or obtained in connection with them or with the ownership, operation, use, possession, maintenance or occupancy of the DFR Oil and Gas Properties, or with the exploration, development, production, gathering, storage, transportation, treatment, processing, marketing, purchase, sale, disposal, or other disposition of Substances or other minerals or waste produced therefrom or attributable thereto and all other appurtenances thereunto belonging, wherever located; and all of DFR's (or DFR's interest as lessee in) fixtures, equipment and other personal property located on or held for use in connection with the DFR Oil and Gas Properties including, without limitation, the equipment described on Item (iii) of Part I of Exhibit B;

                    (v) Surface Contracts. All surface leases, easements, privileges, rights of way, licenses, or other real property agreements relating to the use or ownership of surface and subsurface properties and structures thereon that are used or held for use in connection with exploring, developing, producing, treating, or processing Substances from the DFR Oil and Gas Properties or for gathering, storing, or transporting Substances produced from DFR Oil and Gas Properties, including, without limitation, the interests described on Item (iv) of Part I of Exhibit B;

                    (vi) Property Records and Data. All Books and Records relating to the DFR Assets;

                    (vii) Contracts. All contracts, commitments, agreements, and arrangements of DFR that in any way relate to any of the purchased assets, including the exploration, development, production, operation, gathering, storage, treatment, transportation, processing, marketing, purchase, sale, disposal, or other disposition of Substances therefrom or in connection therewith and any and all amendments, ratifications, or extensions of the foregoing, together with (A) all rights, privileges, and benefits of DFR thereunder arising on or after the Effective Date; (B) all rights of DFR thereunder to audit the records of any party thereto and to receive refunds of any nature thereunder relating to periods on or after the Effective Date; (C) all claims of DFR for take-or-pay or other similar payments arising on or after the Effective Date; and (D) all oil and gas sale, purchase, exchange, gathering, storage, transportation, treating, and processing contracts and all joint venture agreements, operating agreements, pooling agreements, unit agreements, participation agreements, farm-out agreements, farm-in agreements, joint operating agreements, water rights agreements, exploration agreements, bottomhole agreements, dryhole agreements, support agreements, acreage contribution agreements, bidding agreements, advance payment agreements, and all other agreements relating to any of the DFR Assets or any part thereof, including all amendments, ratifications, or extensions thereof, and all agreements settling claims asserted thereunder to the extent such claims are attributable to matters or periods of time after the Effective Date, including, without limitation, the contracts, commitments, agreements and arrangements described in Item
          (v) of Part I of Exhibit B;

                    (viii) Permits. All Permits (except those that by their nature or express terms are not assignable) that relate to any of the DFR Assets or the ownership, operation, use, possession, maintenance, occupancy, or enjoyment of any part thereof including, without limitation, the Permits described in Item (vi) of Part I of Exhibit B; and

                    (ix) Miscellaneous Rights and Interests. The DFR Assets shall also include all of the following with respect to the foregoing assets: (A) any accounts, instruments, and general intangibles in favor of DFR attributable under generally GAAP or COPAS to the purchased assets with respect to any period of time on or after the Effective Date; and (B) any and all suspense accounts or suspense funds held by DFR and payable to third parties in connection with DFR's ownership or operation of the DFR assets.

               (b) Seller will cause DGPP to and DGPP shall sell, assign, convey, and deliver to Buyer all of its right, title, and interest, in and to certain assets and properties subject to the Retained Rights, to the extent applicable (the "DGPP Assets") free and clear of all Encumbrances other than Permitted Encumbrances as follows:

                    (i) Oil and Gas Properties. (A) All of the undivided interests described in Item (i) of Part II of Exhibit B in and to the leasehold estates created by the leases described in Item (i) of Part II hereto (the "DGPP Leases") together with all other right, title and interest of DGPP in and to the DGPP Leases and the lands covered thereby; (B) all of DGPP's right, title and interest in and to all oil, gas and other minerals on, in, and under lands covered by the DGPP Leases, including any such interests in and to any oil, gas and/or mineral leases, leasehold interests, mineral fee interests, royalty interests, overriding royalty interests, production payments, other non-working or carried interests, and any other right, title or interest evidencing or creating a right or interest in, or any right to produce or receive the proceeds of production of, any Substances or other minerals on, in and under the lands covered by the DGPP Leases, including all interests therein which DGPP is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, operating or other agreement; and (C) all rights and interests attributable or allocable to the DGPP Leases and any lands pooled, unitized, communitized or consolidated therewith by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration, including from any and all units formed under orders, regulations, rules and other official acts of the Governmental Entity having jurisdiction thereof, together with any right, title and interest created thereby in the DGPP Leases, the Substances or the interests therein and all rights of ingress and egress and appurtenances thereto (the "DGPP Oil and Gas Properties");

                    (ii) Wells. All of DGPP's interest in and to all of the oil, condensate, natural gas, water injection or disposal, and other wells located on the lands covered by the DGPP Oil and Gas Properties or used or held for use in connection therewith, whether producing, operating or temporarily shut-in or abandoned, including, without limitation, the wells described on Item (ii) of Part II of Exhibit B;

                    (iii) Equipment. All of DGPP's interest in and to the equipment, machinery, goods, vehicles, materials and other personal property (including inventories of tubular goods, supplies, tools, and other oil and gas field equipment), fixtures and improvements on the DGPP Oil and Gas Properties, appurtenant thereto or used or obtained in connection with them or with the ownership, operation, use, possession, maintenance or occupancy of the DGPP Oil and Gas Properties, or with the exploration, development, production, gathering, storage, transportation, treatment, processing, marketing, purchase, sale, disposal, or other disposition of Substances or other minerals or waste produced therefrom or attributable thereto and all other appurtenances thereunto belonging, wherever located; and all of DGPP's (or DGPP's interest as lessee in) fixtures, equipment and other personal property located on or held for use in connection with the Oil and Gas Properties, including, without limitation, the equipment described on Item (iii) of Part II of Exhibit B;

                    (iv) Surface Contracts. All surface leases, easements, privileges, rights of way, licenses, or other real property agreements relating to the use or ownership of surface and subsurface properties and structures thereon that are used or held for use in connection with exploring, developing, producing, treating, or processing Substances from the DGPP Oil and Gas Properties or for gathering, storing, or transporting Substances produced from the DGPP Oil and Gas Properties, including the interests described on Item (iv) of Part II of Exhibit B;

                    (v) Property Records and Data. All Books and Records relating to the DGPP Assets;

                    (vi) Contracts. All contracts, commitments, agreements, and arrangements of DGPP that in any way relate to any of the DGPP Assets, including the exploration, development, production, operation, gathering, storage, treatment, transportation, processing, marketing, purchase, sale, disposal, or other disposition of Substances therefrom or in connection therewith and any and all amendments, ratifications, or extensions of the foregoing, together with (A) all rights, privileges, and benefits of DGPP thereunder arising on or after the Effective Date (as defined below); (B) all rights of DGPP thereunder to audit the records of any party thereto and to receive refunds of any nature thereunder relating to periods on or after the Effective Date; (C) all claims of DGPP for take-or-pay or other similar payments arising on or after the Effective Date; and (D) all oil and gas sale, purchase, exchange, gathering, storage, transportation, treating, and processing contracts and all joint venture agreements, operating agreements, pooling agreements, unit agreements, participation agreements, farm-out agreements, farm-in agreements, joint operating agreements, water rights agreements, exploration agreements, bottomhole agreements, dryhole agreements, support agreements, acreage contribution agreements, bidding agreements, advance payment agreements, and all other agreements relating to any of the DGPP Assets or any part thereof, including all amendments, ratifications, or extensions thereof, and all agreements settling claims asserted thereunder to the extent such claims are attributable to matters or periods of time after the Effective Date, including the contracts, commitments, agreements and arrangements described in Item (v) of Part II of Exhibit B;

                    (vii) Permits. All Permits (except those that by their nature or express terms are not assignable) that relate to any of the DGPP Assets or the ownership, operation, use, possession, maintenance, occupancy, or enjoyment of any part thereof, including, without limitation, the Permits described in Item (vi) of Part II of Exhibit B; and

                    (viii) Miscellaneous Rights and Interests. The DGPP Assets shall also include all of the following with respect to the foregoing assets: (A) any accounts, instruments, and general intangibles in favor of DGPP attributable under GAAP or COPAS to the DGPP Assets with respect to any period of time on or after the Effective Date; and (B) any and all suspense accounts or suspense funds held by DGPP and payable to third parties in connection with DGPP's ownership or operation of the DGPP Assets.

               (c) Seller shall cause DPI and DPI shall sell, assign, convey and deliver to Buyer (or its designee) the DPLP General Partner Interest free and clear of all Encumbrances.

               (d) Seller shall cause DVI and DVI shall sell, assign, convey and deliver to Buyer (or its designee) the DPLP Limited Partner Interest free and clear of all Encumbrances.

               (e) Seller shall cause the appropriate Seller Parties and their respective Affiliates to transfer to Buyer the office furniture and equipment, computers, software and other assets described in Part V of Exhibit B hereto.

          2.2 Purchase Price and Payment. The aggregate purchase price for the Assets shall be One Hundred Forty-Nine Million Dollars ($149,000,000) (herein called the "Base Purchase Price"). Such Base Purchase Price may be adjusted as hereinafter provided (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the "Purchase Price"). The Purchase Price shall be allocated among and paid to DFR, DGPP, DPI and DVI in accordance with the Allocated Values of the assets and partnership interests being sold to Buyer by such entities. Subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein and in consideration of the sale, assignment, transfer and delivery by the Seller Parties of the Assets on the Closing Date, the Purchase Price shall be paid in cash by wire transfer on the Closing Date of immediately available funds to the bank accounts for each of DFR, DGPP, DPI and DVI specified by Seller on behalf of DFR, DGPP, DPI and DVI in writing at least two
(2) Business Days prior to Closing.

          2.3 Adjustment to Purchase Price. Seller and Buyer acknowledge and agree that the transactions contemplated herein shall be effective as of the Effective Date and, subject to the other terms and provisions of this Agreement,
(i) Buyer shall be entitled to receive all revenues with respect to the Assets for the period from and after the Effective Date and shall be responsible for all expenses incurred in the ordinary course of business and in compliance with the terms of this Agreement with respect to the Assets for the period from and after the Effective Date and (ii) Seller and the Seller Parties shall be entitled to receive all revenues with respect to the Assets for the period prior to the Effective Date and shall be responsible for all expenses incurred with respect to the Assets for the period prior to the Effective Date. In this connection:

               (a) The Base Purchase Price shall be adjusted upward by the following:

               (i) an amount equal to all prepaid expenses attributable to the Assets that are paid by or on behalf of any Seller Party prior to the Closing Date that are, in accordance with GAAP, attributable to the period on or after the Effective Date, including, without limitation, prepaid utility charges, prepaid Taxes (but not including income taxes or Taxes which are subject to the provisions of Section 2.6 hereof) based upon or measured by the ownership of property or the production of Substances or the receipt of proceeds therefrom;

               (ii) the amount of all expenditures other than prepaid expenses (including, without limitation, capital expenditures, royalties, rentals, charges, and Taxes other than Taxes subject to the provisions of Section
     2.6 hereof) based upon or measured by the ownership of property or the production or marketing of Substances or the receipt of proceeds therefrom paid by or on behalf of a Seller Party, in connection with the operations of the Assets after the Effective Date, except to the extent such expenditures violate the provisions hereof;

               (iii) an amount equal to the value of the underproduction as of the Effective Date under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement to the extent such underproduction is greater than the amount set forth on
     Schedule 2.3, or an amount equal to the value of the overproduction as of the Effective Date under any such agreement to the extent that the volume of the overproduction as of the Effective Date under any such agreement to the extent that the volume of the overproduction is less than the volume set forth on Schedule 2.3.

               (iv) any other amount agreed upon in writing by Seller and Buyer.

          (b) The Base Purchase Price shall be adjusted downward by the following:

               (i) proceeds which have been received by any Seller Party prior to the Closing Date attributable to the Assets that are, in accordance with GAAP, attributable to the period of time on or after the Effective Date;

               (ii) adjustments to the Base Purchase Price specified in Section
     5.1 for Defects;

               (iii) the aggregate value of all Assets as to which third parties have exercised preferential purchase rights to purchase such Assets;

               (iv) an amount equal to the value of the overproduction as of the Effective Date under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement to the extent such overproduction is greater than the amount set forth on
     Schedule 2.3, or an amount equal to the value of the underproduction as of the Effective Date under any such agreement to the extent that the volume of the underproduction is less than the volume set forth on Schedule 2.3.

               (v) any other amount agreed upon in writing by Seller and Buyer.
          (c) The Seller and Buyer shall execute and deliver a settlement statement (the "Preliminary Settlement Statement") prepared by Seller and agreed to by Buyer that shall set forth the calculations used in the determination of the Purchase Price at Closing, and there shall be attached to the Preliminary Settlement Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the adjustments and the calculation of such adjustments as shown therein.

          (d) (i) As soon as reasonably practicable, and in any event within 120 days after Closing, Seller will prepare and deliver to Buyer a final settlement statement containing its proposed statement of final reconciliation of the adjustments to the Purchase Price specified in subsections 2.3(a) and (b) above together with such supporting information (the "Supporting Information"), including data, calculations, and documents, as are required to verify such reconciliation (the "Final Settlement Statement"). Buyer will have twenty (20) days after receipt of the Final Settlement Statement in which to request any other Supporting Information reasonably necessary to evaluate the Final Settlement Statement. Seller will within twenty (20) days after receiving Buyer's request provide such additional Supporting Information to Buyer to the extent same is available to Seller. Buyer will have 45 days after receiving Seller's Final Settlement Statement in which to provide Seller with its written exceptions to any items in the Final Settlement Statement that Buyer disputes in good faith, including any items Buyer disputes due to insufficient Supporting Information (whether or not Buyer has previously requested such Supporting Information). All items in the Final Settlement Statement to which Buyer does not make an exception within the 45-day review period will be deemed correct.

               (ii) Upon the resolution of or agreement to all adjustments to the Purchase Price paid at Closing, all adjustments will be offset against each other so that only one reconciliation payment is required. The party owing payment will pay the other party the net post-Closing adjustment to the Purchase Price within ten (10) days after the later of (i) expiration of Buyer's 45-day review period for the Final Settlement Statement or (ii) resolution of all disputes pursuant to subsection (iii)(c) below. Such payment shall include interest at ten percent (10%) per annum (the "Agreed Rate") from the Closing Date until paid.

               (iii) After the completion and delivery of Seller's proposed Final Settlement Statement, the parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to all disputed Purchase Price adjustments. If the parties are unable to agree on the amount due with respect to all disputed items with 60 days after Seller receives Buyer's written exceptions to the Final Settlement Statement, then either Buyer or Seller may submit the issue to Arthur Andersen & Co., or such other Person as the parties may agree, who shall have the power and authority to resolve all such disputes. The decision of such third party shall be final and binding upon Buyer and Seller, and is nonappealable.

          (e) the parties shall take all necessary action to ensure that all revenues attributable in accordance with GAAP to the period of time (i) prior to the Effective Date are and shall be paid to Seller (or to its designee), and
(ii) on or subsequent to the Effective Date are and shall be paid to Buyer, including, without limitation, causing cash available for distribution to be distributed prior to the Closing by DPLP and the Gathering Joint Venture to Seller to the extent such cash available for distribution results from revenues attributable in accordance with GAAP to the period of time prior to the Effective Date. Seller and the Seller Parties shall retain liability and responsibility for payment of expenses billed after the Closing which are attributable in accordance with GAAP to the period of time prior to the Effective Date, regardless of the date received, including, without limitation, payments for services to Snyder Oil Corporation in connection with the Gathering Joint Venture or the Gathering System.

          (f) Notwithstanding the foregoing, it is the intent of the parties hereto that the Purchase Price be increased by any amounts paid by DFR prior to the Closing with respect to AFE # 95013-000-C in the amount of $1,800,000 regarding an expansion to the Gathering System.

          (g) Buyer and Seller agree to enter into a letter or agreement respecting the allocation of the Purchase Price among the Assets for tax purposes within ten (10) days after the Final Settlement Statement is agreed to by Buyer and Seller.

          2.4 Lignite Property Tax Litigation. The Seller acknowledges that DPLP is a plaintiff in certain ad valorem tax dispute litigation styled Destec Properties L.P., Plaintiff v.

Freestone County Appraisal District, Freestone County Appraisal Review Board, Defendants, Cause No. 92-373-B, District Court of Freestone County, Texas 87th Judicial District and Destec Ventures, Inc. et al v. Leon County Central Appraisal District et al, originally pending as Cause No. 10,717, in the 12th District Court, Leon County, Texas (the "Jewett Mine Litigation"). In connection with the Jewett Mine Litigation, Seller shall cause $4,763,335.50 of the Purchase Price to be deposited into escrow pursuant to an Escrow Agreement in the form of Exhibit D-1 attached hereto and $2,041,429.50 to be deposited into escrow pursuant to an Escrow Agreement in the form of Exhibit D-2 attached hereto and shall enter into a Tax Litigation Letter in the form of Exhibit E attached hereto. The Escrow and Tax Litigation Letter will address among other things (1) the release to Buyer or Seller of the escrowed funds depending upon the outcome of any final unappealable decision (2) the responsibility of Seller to prosecute and pay the costs of such tax litigation (3) the ability of and limitations upon Seller to settle the tax litigation and (4) restrictions upon Seller taking any action in such proceedings which would have an adverse impact on Buyer, the Companies or the Partnerships in the future.

          2.5 Sonat Litigation. The Seller acknowledges that DPLP is a plaintiff in certain title dispute litigation styled Destec Properties Limited Partnership, Plaintiff v. Sonat Exploration Company, et al., Defendant, Cause No. 97-001-B, District Court of Freestone County, Texas, 87th Judicial District (the "Sonat Litigation"). In connection with the Sonat Litigation, Seller and Buyer shall enter into a Sonat Litigation Letter in the form of Exhibit F attached hereto.

          2.6 Ad Valorem and Personal Property Taxes. The ad valorem and personal property taxes applicable to the Assets (as well as DPLP's portion of taxes applicable to the Lignite Assets and DFR's portion of the taxes applicable to the Gathering System) for calendar year 1996 to the extent unpaid at Closing shall be the responsibility and obligation of the Seller and Seller Parties and the apportionment of ad valorem and personal property taxes applicable to the Assets (and the Lignite Assets and the Gathering System) for calendar year 1997 shall be based upon actual tax statements rendered by the respective taxing authorities.

               (a) Personal property taxes levied against the Assets (and the Lignite Assets and Gathering System) for calendar year 1997 shall be prorated between Seller and Buyer based upon the Effective Time. Seller shall be invoiced for its pro rata share of such taxes at such time as Buyer, DPLP or the Gathering Joint Venture is billed for such taxes.

               (b) The parties acknowledge and agree that the ad valorem taxes on the Assets (and the Lignite Assets and Gathering System) for calendar year 1997 shall be prorated between Seller and Buyer based upon the relative time occurring before and after the Effective Time for which such taxes are assessed, regardless of the basis on which such taxes are computed. Buyer and Seller acknowledge that the final settlement of ad valorem taxes and other taxes measured by the production for the calendar year 1997 will not occur until approximately the first quarter of 1998.

               (c) Buyer and Seller shall equally split all applicable sales taxes or similar taxes imposed by any state, county, municipal or other governmental entity as a result of the sale of the Assets. Seller shall be entitled to review and approve Buyer's method of determining sales taxes prior to filing any required return.

               (d) Any payment of taxes requested by Buyer from Seller pursuant to this Section 2.6 shall be paid by Seller within ten (10) days following this request from Buyer. Such payment not timely paid will bear interest at the Agreed Rate until payment is made by Seller.

           2.7 Letters in Lieu and Notices to Operators.

               (a) Buyer shall prepare, and Seller shall and shall cause each Seller Party to execute and deliver to Buyer, on or prior to the Closing Date, Letters in Lieu of Division and Transfer Orders in form reasonably satisfactory to Seller relating to the Assets as necessary to reflect the transactions contemplated hereby.

               (b) Buyer shall prepare, and Seller shall and shall cause each Seller Party to execute and deliver to Buyer on or prior to the Closing Date all notices required by operating agreements and other contracts or leases requested by Buyer to which Seller or any Seller Party is a party covering any of the Assets or portions thereof to the effect that Seller or any Seller Party has assigned to Buyer all of its respective interest in the Assets subject to such agreements.

                  ARTICLE III.  REPRESENTATIONS OF THE PARTIES

           3.1 Representations of Seller. The Seller represents and warrants to Buyer that:

               (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

               (b) Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action necessary to authorize entering into this Agreement and the Operative Documents and performance of its obligations hereunder and thereunder.

               (c) Except as disclosed in Schedule 3.1(c) hereto, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller, DFR, DGPP, DVI or DPI of the transactions contemplated hereby, except consents, approvals, orders, authorizations, notifications, registrations, declarations and filings required as a result of the regulatory status of Buyer.

               (d) This Agreement constitutes, and the Operative Documents provided for herein to be delivered at Closing will, when executed and delivered, constitute, the legal, valid and binding obligations of Seller, DFR, DGPP, DVI and DPI, as the case may be, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

               (e) There are no pending, or to the Knowledge of Seller threatened, suits, actions, or other proceedings in which any Seller Party is a party or to which any Seller Party is subject which affect the execution and delivery of this Agreement, any Operative Document or the consummation of the transactions contemplated hereby.

          3.2 Seller Representations Regarding the Assets, Companies and Partnerships. Seller represents and warrants to Buyer that:

               (a) Seller has previously delivered to Buyer a true and correct copy of the charter and bylaws of each of the Companies and true and correct copies of the agreement of limited partnership of each of the Partnerships and the joint venture agreement of the Gathering Joint Venture, all as amended to date and as currently in force and effect;

               (b) (i) Each of DPI and DVI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and qualified to do business under the laws of each jurisdiction in which its assets or properties or the nature of its business conducted by it makes such qualification necessary or where failure to qualify would have a Material Adverse Effect on such Person, and DFR is duly incorporated, validly existing and in good standing under the laws of the State of Texas and qualified to do business under the laws of each jurisdiction in which its assets or properties or the nature of its business conducted by it makes such qualification necessary or where failure to qualify would have a Material Adverse Effect on such Person;

                    (ii) DPLP is a limited partnership duly organized and validly existing under the laws of the State of Nevada, and DGPP is a limited partnership duly organized and validly existing under the laws of the State of Texas, and each of DPLP and DGPP is duly qualified to do business under the laws of each jurisdiction in which its assets or properties or the nature of its business conducted by it makes such qualification necessary or where failure to qualify would have a Material Adverse Effect on such Partnership and it is treated as a partnership for federal income tax purposes;

                    (iii) The Gathering Joint Venture is a joint venture formed and validly existing under the laws of the State of Colorado and is duly qualified to do business under the laws of each jurisdiction in which its assets or properties or the nature of its business conducted by it makes such qualification necessary or where failure to qualify would have a Material Adverse Effect on such Partnership and each is treated as a partnership for federal income tax purposes; and

                    (iv) Each of DPLP and the Gathering Joint Venture has all requisite partnership authority, as the case may be, to own, lease and operate its assets and properties and conduct its business as now being conducted.

               (c) Except as disclosed in Schedule 3.2(c) hereto, from December 31, 1996 until the date of this Agreement, there has not been a Material Adverse Effect with respect to any of the Companies or Partnerships and each of DPLP and the Gathering Joint Venture has:

                    (i) conducted its business only in the ordinary and usual course and consistent with past practice;

                    (ii) not amended or proposed to amend its charter or bylaws, partnership agreement or joint venture agreement;

                    (iii) not (A) created, incurred, assumed, guaranteed or become contingently liable with respect to any Debt, (B) purchased, acquired or leased or disposed of any assets or properties other than in the ordinary course of business consistent with past practice, (C) made any capital expenditure or commitment therefor other than in the ordinary course of business, consistent with past practice, (D) purchased or acquired any businesses or the securities or Debt or equity interests of any Person, (E) made any loan or advance to, or any investment in, any Person, or (F) entered into any contract, or amended, modified or terminated any contract, other than in the ordinary course of business consistent with past practice;

                    (iv) maintained its financial Books and Records in accordance with GAAP and not made any change in its accounting systems, methods or practices; and

                    (v) maintained with financially responsible insurance companies insurance on its tangible assets and properties and its businesses in such amounts and against such risks and losses as are consistent with past practice.

               (d) Except as set forth in Schedule 3.2(d) hereto, there is no
     (i) suit, claim, action, proceeding or investigation pending or, to the Knowledge of Seller, threatened, against (A) any of the Companies or Partnerships with respect to the Assets, the Lignite Assets or the Gathering System (or any material portion thereof) or (B) DPLP or the Gathering Joint Venture or (ii) judgment, decree, injunction, rule or order of a Governmental Entity or arbitrator outstanding against (A) any Seller Party with respect to or affecting the Assets, the Lignite Assets or the Gathering System (or any material portion thereof) or (B) otherwise against DPLP or the Gathering Joint Venture.

               (e) Except as disclosed in Schedule 3.2(e) hereto, since the date of the NGC/Destec Agreement, none of the Companies or Partnerships (to the extent relating to the Assets and to be assumed by Buyer) and neither DPLP nor the Gathering Joint Venture has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Companies and Partnerships prepared in accordance with GAAP, except for liabilities and obligations resulting from the execution and delivery of the NGC/Destec Agreement or relating to the transactions contemplated thereby or this Agreement or relating to the transactions contemplated hereby.

               (f) Except as disclosed in Schedule 3.2(f), the Property Owners hold all Permits, variances and approvals of Governmental Entities necessary for the ownership and operation of the Assets, the Lignite Assets and the Gathering System and the lawful conduct of their respective businesses as currently conducted. The Companies and the Partnerships are in material compliance with the terms of such licenses, Permits, variances and approvals. Seller is not aware of any reason why such Permits would not be readily transferable to the Buyer.

               (g) Except as set forth in Schedule 3.2(g), the Companies and the
     Partnerships: (i) have not committed a violation of any material requirement of any law and are in compliance in all material respects with such laws, to the extent that the same are applicable to or relating to the Assets, the Lignite Assets or the Gathering System; (ii) have not been given notice or been charged with the violation of any material requirement of any law applicable to or relating to the Assets, the Lignite Assets or the Gathering System; and (iii) are not subject to any material liability for past or continuing violation of any law applicable to or relating to the Assets, the Lignite Assets or the Gathering System.

               (h) Each of the Companies and Partnerships has correctly prepared and filed all federal, state, local and foreign Tax returns and other reports that such entity is required by law to file and has paid all Taxes that are due and payable pursuant to such returns and reports or are otherwise due and payable under applicable law, except to the extent that any of the same are being contested in good faith by appropriate proceedings promptly initiated and diligently pursued and with respect to which adequate reserves have been set aside on the books and records of such entities in accordance with GAAP and which are reflected in the Financial Statements. No installment or deferred payments of Taxes and no deficiency or assessment of Taxes has been proposed, asserted or assessed or, to the knowledge of Seller, been threatened to be proposed, asserted or assessed, with respect to the business of such entities by any Governmental Entity or any other Person which has not been fully paid or finally settled. There are no ongoing administrative or judicial proceedings concerning Taxes or any audits or examinations of any of the Tax returns of DPLP or the Gathering Joint Venture. No closing agreement or similar contract with any Governmental Entity or final determination exists with respect to such entities or their business relating to Taxes for any taxable year or period after the date hereof.

               (i) Schedule 3.2(i) sets forth a true, complete and correct list and description of all policies of fire, liability, environmental, pollution, product liability, workers compensation, health and other forms of insurance currently, or within the last three years, in effect with respect to each Company and Partnership or its respective assets and properties (and any programs of self insurance).

               (j) No Company or Partnership is a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility," as such terms are defined in the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder.

               (k) Except for this Agreement and the NGC/Destec Agreement, neither Seller nor any of the Companies or the Partnerships is a party to any contract, including any letter of intent or term sheet, in connection with, related to or providing for the acquisition of all or any substantial part of the business or assets and properties of any Company or Partnership or any capital stock or equity interest of any Company or Partnership, whether by merger, purchase of assets and properties, tender offer or otherwise, and whether for cash, securities or any other consideration.

               (l) Except as set forth in Schedule 3.2(l), no governmental approvals and no notifications, filings or registrations to or with any Governmental Entity or any other Person is or will be necessary for the valid execution and delivery by the Seller or any Seller Party of this Agreement and the Operative Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

               (m) Except as set forth on Schedule 3.2(m), (i) all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable on or prior to the Closing Date under or with respect to the wells and leases affecting the Basic Properties, and the Substances produced therefrom or attributable thereto, have been properly and timely paid, (ii) all rentals, payments, and obligations due and payable or performable on or prior to the Closing Date under or on account of any of the Basic Properties have been duly paid, performed, or provided for prior to the Closing Date, (iii) all ad valorem, property, production, transportation, sales, gross receipts, excise, use, severance, employee, income, franchise and other Taxes, including Taxes based on or measured by the ownership or operation of the Basic Properties or the production or mining of Substances, as well as all assessments and other governmental charges, penalties, interest and fines, which have become due and payable on or prior to the Closing Date with respect to the Basic Properties, or any Company's or Partnership's ownership or operation thereof, or which have been collected by such Company or Partnership in connection with the Basic Properties on behalf of some governmental entity, have been properly paid prior to becoming delinquent, and all returns and reports with respect to such matters have been duly and timely filed, (iv) neither Seller, nor any Company, nor any Partnership is obligated under any contract or agreement for the sale of gas containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Basic Properties (A) to pay for and take any gas if the purchase of such gas becomes unprofitable or (B) to gather, deliver, process, or transport any gas without then receiving full payment therefor, (v) all suspense accounts, or other similar accounts holding the funds of others, with respect to the Basic Properties, or any of them, are fully funded and such accounts and funds have been transferred to Buyer and (vi) all wells which are required to be drilled in order to maintain such leases in force and effect have in fact been drilled under the leases comprising a portion of the Assets.

               (n) Schedule 3.2(n) accurately sets forth all pipeline and production imbalances and penalties as of the Closing Date arising with respect to the Basic Properties. Except as disclosed in Schedule 3.2(n),
     (i) no purchaser is entitled to "make-up" or otherwise take or receive deliveries of Substances attributable to the Seller Party's or DPLP's interest in the wells and leases without paying at the time of such deliveries the full contract price therefor, (ii) no Person is entitled to receive any portion of the Substances or to receive cash or other payments to "balance" any disproportionate allocation of Substances produced from any of the Basic Properties under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (iii) no Company or Partnership is obligated to deliver any quantities of gas, or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas transportation contract or other agreement with shippers, (iv) no claim, notice, or order from any Governmental Entity has been received by Seller or any Company or Partnership due to Substances production from any of the Basic Properties being in excess of allowables or similar violations which could result in curtailment of production from such properties after Closing; and (v) no Company nor any Partnership is obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas in excess of the contract requirements.

               (o) The Assets, the Lignite Assets and the Gathering System represent all of the assets, properties and rights necessary to conduct the oil and gas development activities, lignite recovery activities and other related activities with respect to the Assets as same are being conducted by DFR, DGPP, DPLP and/or the Gathering Joint Venture prior to the Closing.

               (p) Seller has no Knowledge or notice of any actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets, the Lignite Assets or the Gathering System, by reason of condemnation or the threat of condemnation.

               (q) Schedule 3.2(q) contains a complete and accurate list of the status of any "payout" balance, as of the Effective Date, for each well and lease included in the Assets that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production).

               (r) Schedule 3.2(r) sets forth a listing of all of the contracts and agreements material to the ownership, operation, development, maintenance or use of any of the Assets, the Lignite Assets or the Gathering System. Schedule 3.2(r) includes, among other things, a list of all of the following contracts, agreements, and commitments to which any of the Assets, the Lignite Assets or the Gathering System are bound: (i) any agreement with Seller or any Company or Partnership or any Affiliate of Seller or any Company or Partnership that has not been released; (ii) any agreement or contract for the sale, exchange, or other disposition of hydrocarbons produced from or attributable to the Assets or Lignite Assets that is not cancelable without penalty or other material payment on not more than 60 days prior written notice; (iii) any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets, the Lignite Assets or the Gathering System, other than conventional rights of reassignment arising in connection with the Company's or Partnership's surrender or release of any of the properties; (iv) any operating agreement to which any of the Assets, the Lignite Assets or the Gathering System are subject; (v) any contract that will require the Buyer to expend after Closing more than $100,000 in any year in connection with any of the Assets, the Lignite Assets or the Gathering System; (vi) any contract that relates to the Assets, the Lignite Assets or the Gathering System that contains an indemnity with respect to environmental and health and safety matters; (vii) any hedge, exchange, swap, option to purchase, or call on the funds of others, and pipeline and production imbalances relating to the Assets, the Lignite Assets or the Gathering System; (viii) any confidentiality agreements which would purport to bind Buyer, DPLP, the Gathering Joint Venture and/or their respective Affiliates following the Closing; (ix) any non-competition agreement, which would purport to bind Buyer, DPLP, the Gathering Joint Venture and/or their respective Affiliates following the Closing and (x) any contracts or agreements between DPLP or the Gathering Joint Venture on the one hand and any Seller Party or Affiliate of a Seller Party on the other hand.

               (s) To the Knowledge of Seller, no Seller Party nor any other party to or bound by any agreement, contract or instrument which is herein being assigned to Buyer (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its material obligations thereunder, to the extent that such breaches or defaults have an adverse impact on any of the Assets, the Lignite Assets or the Gathering System or (ii) has given or, has threatened to give notice of any material default under, or made inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any agreement or instrument.

               (t) There are no wells on any of the Oil and Gas Properties that have been permanently plugged and abandoned, but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over such properties.

               (u) Except as set forth in Schedule 3.2(u), none of the Assets, the Lignite Assets or the Gathering System are subject to or affected by any tax partnership agreement.

           3.3 Representations by Seller Relating to Option Agreement; Environmental Matters.

               (a) With respect to the Option Agreement (capitalized terms used in this Section 3.3 that are not otherwise defined in this Agreement shall have the meaning assigned to such term in the Option Agreement), Seller represents, to its Knowledge, that there are no facts or other matters that would cause the following statements to be untrue or incorrect in any material respect:

                    (i) DPLP has valid title to the Option Agreement and is the sole owner of the interest of Dow in the Option Agreement and such interest is free and clear of any and all Encumbrances;

                    (ii) There is no valid offset, defense or counterclaim or right of rescission to HL&P to pay the amounts presently due and owing under the Option Agreement, including royalty payments thereunder;

                    (iii) The form of Option Agreement with all amendments and modifications to date is as set forth on Schedule 3.3(a)(iii) hereto. HL&P has not been released, in whole or in part, from its obligations under the Option Agreement. The Option Agreement has not been assigned by Dow or HL&P except as reflected on the documents listed on Schedule 3.3(a)(iii) attached hereto, true, correct and complete copies of which have been delivered to Buyer. No reassignment of the Option Agreement pursuant to Section 6.02 of the Option Agreement has been effected;

                    (iv) There is no default, breach or violation existing under the Option Agreement by Dow or HL&P, neither Seller nor its predecessors under the Option Agreement have waived any such default, breach or violation, and, no event has occurred which, with the passing of time or the giving of notice, would constitute such a default, breach or violation;

                    (v) The information set forth on the royalty payment schedule attached as Schedule 3.3(a)(v) hereto is complete, true and correct in all material respects as of the date or dates respecting which the information is furnished;

                    (vi) $17,821,244.57 of the Advance Overriding Royalty has been recovered by HL&P through 3/31/97;

                    (vii) The overburden has been removed from eighty percent of the Parcels such that no reduction may be made from the Lump Sum Payment for each of the remaining Parcels from which no overburden has been removed;

                    (viii) No title failure has occurred under Section 8.01 of the Option Agreement with respect to title to the coal and lignite such that the one hundred million tons on which the Overriding Royalty Payment and the Minimum Annual Overriding Royalty Payment are to be computed and the number of tons related to the Parcels have been reduced, and Seller has no knowledge of any title defect that could cause a title failure under Section 8.01 of the Option Agreement in the future;

                    (ix) the Coordinates of the Parcels have not been modified pursuant to Section 6.04 of the Option Agreement or otherwise;

                    (x) HL&P has not delivered the written notice required by
          Section 6.03 of the Option Agreement exercising its right to reassign to Dow the leases assigned in the Assignment and to release all tracts included in the Dow Lease.

                    (xi) HL&P has not delivered any notice of any change in its mining plan from the 1997 Mining Plan that has been submitted to the Texas Railroad Commission.

               (b) (i) Except as set forth in Schedule 3.3(b)(i), there is no violation of any Environmental Laws in connection with the conduct of business with respect to the Assets, the Lignite Assets or the Gathering System, where such violation or non-compliance would a Material Adverse Effect on the Assets, the Lignite Assets or the Gathering System.

                    (ii) Seller has not received any written notice of any violation of, non-compliance with, or remedial obligation under, Environmental Laws, relating to the conduct of business with respect to the Assets, where such violation or non-compliance would materially adversely affect the Assets.

                    3.4 Representations of Buyer. Buyer represents to Seller that:

               (a) Buyer is a corporation duly incorporated and legally existing and under the laws of the State of Delaware, and is qualified to do business in and in good standing under the laws of, each of the states in which the Assets are located, except where the failure to so qualify would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

               (b) Buyer has full corporate power to enter into and perform its obligations under this Agreement and has taken all proper action necessary to authorize entering into this Agreement and the Operative Documents to which it is a party and performance of its obligations hereunder and thereunder.

               (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any material default under any agreement or instrument to which Buyer is a party or violate in any material respect any Applicable Law applicable to Buyer.

               (d) This Agreement constitutes, and the Operative Documents to which Buyer is a party provided for herein to be delivered at Closing will, when executed and delivered, constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

               (e) There are no pending suits, actions, or other proceedings in which Buyer is a party which impair or affect the ability of Buyer to execute and deliver this Agreement or consummate the transactions contemplated hereby.

               (f) Buyer will have sufficient funds available at the Closing to pay the Purchase Price and to perform its obligations hereunder in connection with the Closing and thereafter.

                             ARTICLE IV.  COVENANTS

           4.1 Certain Covenants of Seller Pending Closing. Between the date of this Agreement and the Closing Date:

                    (a) Seller agrees to give Buyer and its attorneys and other representatives access, at all reasonable times and upon reasonable notice, to the Companies, Partnerships and their respective assets and properties, and to the Seller Parties' records pertaining to the Companies, the Partnerships, the Assets, the Lignite Assets and the Gathering System and to the ownership and/or operation of the Assets, the Lignite Assets and the Gathering System, including, without limitation, title files, division order files, well files, production records, equipment inventories, and production, severance, and ad valorem tax records applicable thereto. Seller shall not be obligated to provide Buyer with access to any records or data which Seller cannot legally provide to Buyer without breaching, confidentiality agreements with other parties, provided such confidentiality agreements shall be affirmatively disclosed in writing by Seller to Buyer. Buyer recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials.

                    (b) Seller agrees to cause the Companies and Partnerships
          (i) to continue the operation of the Basic Properties and Assets in the ordinary course of its business (or, where a Company is not the operator of a Basic Property, to continue its actions as a non-operator in the ordinary course of its business), and (ii) except as otherwise approved by Buyer, not to sell or otherwise dispose of any portion of the Basic Properties or the Assets, the Lignite Assets or the Gathering System, and (iii) to otherwise comply with its obligations under the NGC/Destec Agreement.

                    (c) Seller agrees to provide Buyer full access to all of the records of the Companies and Partnerships as may be necessary to allow Buyer to identify (i) all preferential rights to purchase and all rights to require that consents to assignment be obtained which would be applicable to the transactions contemplated hereby and (ii) the parties holding such rights. Upon the identification of such preferential purchase rights and consent requirements, Seller will request, or shall request the Companies or Partnerships to request, from the parties so identified, and in accordance with the documents creating such rights, waivers of the preferential rights to purchase and requirements that consent to assignment be obtained which were so
          identified.   Seller shall have no obligation hereunder other than to
          aid Buyer in its attempts to identify such preferential rights and requirements for consent to assignment and to so request such waivers. Without limiting the foregoing, Seller shall specifically have no obligation to assure that such waivers are obtained nor to expend any sums to obtain such waivers. If a party from whom a waiver of a preferential right to purchase is requested refuses to give such waiver, Seller will request the Companies to tender the required interest in the Basic Property affected by such unwaived preferential right to the holder, or holders, of such right who have elected not to waive such preferential right to purchase. The tender of such required interest would be made at a price equal to the amount specified in Exhibit G hereto for the wells located on, or lands comprising, such Basic Property and for any units in which such Basic Property may participate, reduced appropriately, as determined by Seller, if less than the entire Basic Property must be tendered. If, and to the extent that, such preferential right to purchase is exercised by such party or parties, and such interest in such Basic Property is actually sold to such party or parties so exercising such right, such interest in such Basic Property will be transferred to the holder of such right by the appropriate Property Owner, and the Base Purchase Price will be reduced by the amount paid to Seller or to the Companies by the party or parties exercising such right.

                    (d) If requested by Buyer prior to Closing, Seller agrees to cause DPI and DVI to cause DPLP to make an election under Section 754 of the Code effective prior to the Closing.

          4.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the NGC/Destec

Agreement, or except as required by Applicable Law, any Significant Agreement (as defined in the NGC/Destec Agreement) or without the prior written consent of Buyer, prior to the Closing, Seller shall prevent:

               (a) DPLP or the Gathering Joint Venture from:

                    (i) amending its partnership agreement, joint venture agreement or other governing instruments; or

                    (ii) (A) creating, incurring, guaranteeing, or assuming any Debt or otherwise becoming liable or responsible for the obligations of any other Person; or (B) making any loans, advances, or capital contributions to, or investments in, any other Person; and

               (b) any Property Owner, DVI and DPI from:

                    (i) disposing of or mortgaging or pledging any of the Assets, Lignite Assets or any part of the Gathering System, tangible or intangible, or creating or suffering to exist any Encumbrance thereupon, other than matters which would constitute a Permitted Encumbrance;

                    (ii) releasing or waiving any material right relating to any of the Assets, Lignite Assets or Gathering System; or

                    (iii) releasing or abandoning any of the Assets, Lignite Assets or Gathering System without Buyer's prior written consent; or

                    (iv) entering into, assigning, terminating or amending, in any material respect, any contract or agreement by which the Assets, Lignite Assets or Gathering System are bound; or

                    (v) taking any action affecting the Assets, Lignite Assets or Gathering System which action is not in the ordinary course of business;

provided, however, that notwithstanding any other provision hereof, DPLP and the Gathering Joint Venture may prior to the Closing (and Buyer shall take all necessary steps after the Closing to authorize) distribute to its partners and joint venturers, as the case may be, all cash available for distribution of DPLP and the Gathering Joint Venture which are, in accordance with GAAP, attributable to revenues for the period of time prior to the Effective Date.

           4.3 Assumed Liabilities; Retained Liabilities.

               (a) Subject to the provisions of Section 2.3 and 2.6 hereof and the Seller's agreement to retain all Retained Liabilities, Buyer, on the date of Closing, agrees to and shall assume, and timely pay and perform all obligations and liabilities of the Seller Parties relating directly to the Assets and to DPLP and the Gathering Joint Venture and their respective properties and interests, and to the ownership and/or operation by the Seller Parties of the Assets. In connection with (but not in limitation of) the foregoing, it is specifically understood and agreed that matters arising out of or otherwise relating to the ownership and/or operation by the Seller Parties of the Assets shall include all matters relating to any damage to property, or injury or death to persons or arising out of the condition of the Assets, including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Assets, to restore the surface of the Assets, and to comply with, or to bring the Assets into compliance with, applicable Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Assets, regardless of when the events occurred which give rise to such condition (and regardless of whether Seller, or any other Seller Party, or their respective officers, employees, agents or other representatives, were negligent but excluding gross negligence and willful misconduct) and the above provided for assumptions and indemnifications by Buyer shall expressly cover and include such matters so arising out of such condition (the "Assumed Liabilities").

               (b) Except as otherwise provided in Section 4.3(a), Buyer does not assume or agree to pay, perform or discharge, and shall not be responsible for, any Retained Liabilities or any other liabilities or obligations of any Seller Party whether accrued, absolute, contingent or otherwise.

               (c) Seller shall and shall cause each applicable Seller Party, from and after the Closing Date, to the extent necessary to hold Buyer harmless therefrom, timely pay and perform all obligations and liabilities included in the Retained Liabilities.

                          ARTICLE V.  DEFECT PROVISIONS

           5.1 Due Diligence Reviews.

               (a) Buyer may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may choose to conduct with respect to the Assets. Should, as a result of such examinations and investigations, or otherwise, matters come to Buyer's attention which would constitute "Defects" (as below defined), and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby so long as such Defects exist, Buyer shall notify Seller in writing of such Defects no later than 5:00 p.m. Houston, Texas time, on July 15, 1997, with respect to matters other than Defects affecting the Lignite Assets or Option Agreement and on July 25, 1997 with respect to Defects affecting the Lignite Assets or Option Agreement (hereinafter collectively called the "Defect Date"). To be effective, Buyer's notice of Defects (herein called a "Defect Notice") must include (i) a brief description of the matter constituting the Defect so asserted, (ii) reference to the title opinion, other reports of experts, or other documentation on which Buyer's assertion of a Defect is based,
     (iii) such supporting documents reasonably necessary for Seller (or a title attorney retained by Seller) to verify the existence of any such Defect, and (iv) Buyer's estimate of the diminution in the sum to be paid at Closing resulting from such alleged Defect. Such Defects of which Buyer so provides a Defect Notice on or before the Defect Date are herein called "Asserted Defects". All matters which would constitute Defects with respect to which Buyer fails to so give Seller notice on or before the applicable Defect Date will be deemed waived for all purposes other than the special warranty of title which will be contained in each Conveyance from a Seller Party. In the event that Buyer notifies Seller of Asserted Defects, Seller
     (i) shall have the right (but not the obligation) to attempt (or request the Companies to attempt) to cure, prior to Closing, such Asserted Defects, and (ii) shall also have the right (which may be exercised at any time before the Closing Date) to postpone the Closing by designating a new Closing Date not later than September 30, 1997, if Seller desires additional time to attempt to cure (including determining if it will attempt to cure) one or more Asserted Defects.

               (b) The term "Defect" as used in this Section 5.1 shall mean that, based on the documentation of record in the applicable county or otherwise, any of the following:

                    (i) The interest of the Property Owners in a Basic Property (other than the Gathering Joint Venture or Gathering System) is such that, with respect to a well, unit or lands described on Exhibit B hereto, (A) the Buyer, as successor to the applicable Property Owner will be entitled to receive a decimal share of (1) all oil, gas and other hydrocarbons with respect to an Oil and Gas Property or (2) all lignite with respect to a Lignite Asset, produced from, or allocated to, such well, unit or lands after the Effective Date which is less than the decimal share set forth on Exhibit B in connection with such well, unit or lands described therein, in the column headed "Net Revenue Interest" or (B) the Property Owner is obligated to bear a decimal share of the cost of operation of such well, unit or lands after the Effective Date which is greater than the decimal share set forth on Exhibit B in connection with such well, unit or lands in the column headed "Operating Interest"; with respect to the Gathering System, DFR is the owner of less than a 45% interest in the Gathering Joint Venture, or the Gathering Joint Venture shall be the owner of less than 100% of the Gathering System; or

                    (ii) The applicable Property Owner's ownership of a Basic Property is subject to an Encumbrance other than (A) a lien reflected on Exhibit B, (B) a lien for Taxes not yet delinquent, (C) a mechanic's or materialmen's lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred in the ordinary course of business which are not yet due or (D) a Permitted Encumbrance; or

                    (iii) The applicable Property Owner's ownership of a Basic Property is subject to a preferential right or consent to assignment for which the failure to obtain such consent would cause the assignment of such Basic Property to be void or entitle a third Person to purchase such Basic Property (such consent herein referred to as a "Fatal Consent") which is applicable to the transaction contemplated hereby, other than such preferential purchase rights or Fatal Consents with respect to which a waiver of such right or consent has been obtained with respect to the transaction contemplated hereby or, in the case of a preferential right to purchase, an appropriate tender of the applicable interest has been made to the party holding such right, and such party has either declined to exercise such right, or the period of time required for such party to exercise such right has expired without such right being exercised; or

                    (iv) The applicable Property Owner's ownership of a Basic Property does not include any easement, Permit, right-of-way, authorization or other right necessary (A) in the case of an Oil and Gas Property, for the exploration for and production and marketing of oil and gas, (B) in the case of a Lignite Asset, for the extraction and transportation of lignite, or (C) in the case of the Gathering System, for the ownership and operation of the Gathering System on, over and across the lands on which the Gathering System is currently situated, or a default exists with respect to any such right that could materially interfere with the Property Owner's exercise of such right; or

                    (v) The applicable Property Owner's ownership of a Basic Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in clause 5.1(b) above, to exist, provided, however, that none of the matters which are set forth on
          Schedule 5.1(b) hereto, shall constitute an Asserted Defect hereunder, Buyer having accepted such disclosed matters in connection with its execution of this Agreement; or

                    (vi) A Basic Property is in violation of applicable Environmental Laws in any material respect; or

                    (vii) The title to any of the lignite properties referenced in the Option Agreement or otherwise supporting the payments from HL&P under the Option Agreement shall be defective (i.e. lien, encumbrance or other imperfection in title) and such defect is of such nature that it could (A) adversely impact the payments payable by HL&P under the Option Agreement or the magnitude of such payments or (B) result in a title failure under Section 8.01 of the Option Agreement that could reduce the Overriding Royalty Payment and/or the Minimum Annual Overriding Royalty Payment under the Option Agreement.

               (c) Buyer waives and releases all claims against Seller, and the other Seller Parties and their respective parent or subsidiary companies or other Affiliates, and its and their directors, officers, employees and agents, for injury to, or death of, persons or for damage to property arising in any way from the conduct by Buyer of the investigations and examinations contemplated by this Section or the conduct of Buyer's employees, agents or contractors in connection with such investigations and examinations (or the exercise of such rights of access). Buyer shall indemnify Seller, and the other Seller Parties, and their respective parent and subsidiary companies and other Affiliates, and its and their directors, officers, employees and agents from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) whatsoever arising out of the exercise of such rights of investigation and examination (or exercise of such rights of access) except for claims, actions, liabilities, losses, damages, costs or expenses caused by Seller and/or the other Seller Parties and/or their agents.

               (d) Upon request therefor by Seller, Buyer agrees to promptly provide to Seller a copy of the results of any investigations or examinations of the compliance of any Basic Property with applicable environmental law which may be conducted pursuant to the provisions of this
     Section 5.1.

          5.2 Certain Price Adjustments. If, as a part of the due diligence reviews provided for in Section 5.1 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, then

               (a) Buyer and Seller shall, with respect to each Basic Property affected by an Asserted Defect, attempt to agree upon an appropriate adjustment to the Purchase Price to account for such Asserted Defect,

               (b) with respect to each Basic Property as to which Buyer and Seller are unable to agree upon an appropriate adjustment with respect to all such matters affecting such Basic Property, then:

                    (i) If the Asserted Defect is a mortgage, lien, encumbrance or other charge which is undisputed and liquidated in amount, then (subject to the provisions of paragraph (v) below) the adjustment shall be the amount necessary to be paid to remove the Asserted Defect from the affected Basic Property;

                    (ii) If there shall be an Asserted Defect affecting an Oil and Gas Property or a Lignite Asset which (A) represents a discrepancy between (1) the Net Revenue Interest to which the Property Owners are entitled to receive from such Property and (2) the Net Revenue Interest stated on Exhibit B, and (B) there is a Working Interest change proportionate to the change in the Net Revenue Interest resulting from the Asserted Defect, then the amount of the adjustment shall be the product of the Allocated Value to such Property as set forth on Exhibit A multiplied by a fraction, the numerator of which shall be the change in the Net Revenue Interest and the denominator of which shall be the Net Revenue Interest set forth on Exhibit B;

                    (iii) If there shall be an Asserted Defect affecting the interest of DFR in the Gathering Joint Venture or the interest of the Gathering Joint Venture in the Gathering System which represents a discrepancy between the ownership interest of DFR or the Gathering Joint Venture in such property and that interest as set forth on Exhibit B, then the amount of the adjustment shall be such amount as may be agreed upon by Buyer and Seller to refer to such diminution in value;

                    (iv) If the Asserted Defect represents an obligation, encumbrance, burden, discrepancy or charge upon or other defect in title to the affected Basic Property of a type not described in paragraphs (i), (ii) or (iii) above, the adjustment amount shall be determined by taking into account the Allocated Value of the Basic Property so affected, the portion of the Basic Property affected by the Asserted Defect, the legal effect of the Asserted Defect, the potential economic effect of the Asserted Defect over the life of the affected Basic Property and such other factors as are necessary to make a proper evaluation of the value of the Asserted Defect;

                    (v) Notwithstanding any other provision contained herein, the aggregate adjustment attributable to the effect of all Asserted Defects related to a given Basic Property shall not exceed the Allocated Value of such Property, provided, however, that Buyer may elect to exclude a property affected by an environmental claim if the value adjustments would exceed the Allocated Value of such property;

                    (vi) Should the parties be unable to agree upon an appropriate adjustment, in light of the factors set forth above, within 30 days after the delivery of the Defect Notice, either party may refer the matter for resolution by arbitration conducted in the City of Houston, Texas, in accordance with the further provisions hereof by giving notice to the other party of its election to do so (an "Arbitration Notice"). Such arbitration shall be before a panel of three persons experienced in oil and gas title issues in accordance with the then applicable rules of the AAA. Such arbitrators shall be authorized to retain whatever experts they may deem necessary to adequately decide the matters to be presented. Within 20 days after receipt of such Arbitration Notice, each of Buyer and Seller will appoint one arbitrator, and those two arbitrators will appoint a third arbitrator. In the event that the two arbitrators cannot agree on a third arbitrator within 10 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the AAA in accordance with its then applicable rules. If either Buyer or Seller fails to appoint an arbitrator within the 20 day period provided for such appointment, the arbitrator chosen by that other party shall act as the sole arbitrator. All determinations made by a majority of the arbitrators (or the sole arbitrator) shall be final, conclusive and binding on Buyer and Seller. Each of Buyer and Seller will pay one-half of the fees of the third arbitrator and all other arbitration fees and expenses and the fees of their respective arbitrators and experts retained by same (if required). If the Closing occurs prior to the resolution of the matter, the Assets affected by the Defect shall not be excluded from the transaction, and the Purchase Price at Closing shall be reduced by the adjustment amount proposed by Seller in good faith after consultation with Buyer, subject to revision in the Final Settlement.

               (c) Should Seller determine (or should the title opinions or other title review conducted by Buyer reflect ) that the ownership of the Basic Properties by the applicable Property Owner entitles such Property Owner to a decimal share of the production from a well, unit or lands listed on Exhibit B greater than the decimal share shown for such well, unit or lands under the column headed "Net Revenue Interest" on Exhibit B, then such increase in NRI may be offset against any decrease in NRI alleged hereunder in order to determine whether a Defect has occurred.

               (d) If the Purchase Price reduction which would result from the above provided for procedure does not exceed two hundred thousand dollars ($200,000) in the aggregate, then the Purchase Price shall not be adjusted. If the Purchase Price reduction which would result from the above provided for procedure exceeds two hundred thousand dollars ($200,000), the Purchase Price shall be adjusted by the amount by which such reduction exceeds two hundred thousand dollars ($200,000).

          5.3 Casualty Loss and Condemnation. If, prior to the Closing Date, all or any portion of the Assets is destroyed by fire or other casualty, or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened and: (a) any such destruction, taking or proceeding or any threat thereof involves, or if more than one in the aggregate involve, an amount in excess of $5,000,000, Buyer shall have the right, in its sole discretion, to terminate this Agreement by providing Seller written notice of its election to do so; or (b) any such destruction, taking or proceeding or any threat thereof involves, or if more than one in the aggregate involve, an amount less than or equal to $5,000,000, or involves an amount in excess thereof and Buyer does not elect to terminate this Agreement pursuant to
Section 5.3(a), Buyer shall purchase the Assets notwithstanding any such destruction, taking or proceeding or threat thereof (without reduction of the Purchase Price therefor) and Seller shall, on the Closing Date: (i) pay to Buyer all sums paid to Seller or any Company or Partnership by third parties by reason of the destruction or taking of such assets and properties; and (ii) assign, transfer and set over unto Buyer, all of the rights, title and interests of Seller, any Company or Partnership in and to any unpaid awards or other payments (including insurance proceeds not expended or committed to expenditure by Seller or any Company or Partnership to repair or restore such destruction) from third parties arising out of the destruction or taking of such assets and properties.

                ARTICLE VI.  CONDITIONS PRECEDENT TO OBLIGATIONS

          6.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

               (a) Each and every representation of Seller in Sections 3.1 and 3.2(a) of this Agreement shall be true and accurate in all respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate except as to changes which are specifically contemplated by this Agreement or consented to, in writing, by Buyer.

               (b) Each and every representation of Seller in Sections 3.2 (other than 3.2(a)), and 3.3 of this Agreement shall be true and accurate in all respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate except as to (i) changes which are specifically contemplated by this Agreement or consented to, in writing, by Buyer and (ii) any untrue or inaccurate representation which does not have a Material Adverse Effect; provided, however, that solely for the purposes of the condition to Buyer's obligations set forth in this Section 6.1(b), the provision set forth in such Sections 3.2 and 3.3 limiting the representations contained therein to Seller's "knowledge" or "Knowledge" (or the like) shall be deemed not written.

               (c) Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

               (d) No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

               (e) The Purchase Price adjustment pursuant to Section 2.3b(ii) herein, if any, does not exceed five percent (5%) of the Base Purchase Price.

               (f) All other conveyance documents reasonably required to transfer, convey and assign the Assets to Buyer shall have been entered into by the applicable Seller Parties.

               (g) The Buyer shall have approved the form and substance of the conveyance instruments pursuant to which DPLP transfers, conveys and assigns the DPLP Oil and Gas Assets held by it to Seller or its designee.

               (h) Snyder Oil Corporation shall (a) have consented in writing to the substitution of Buyer's designee for DFR as the 45% venturer in the Gathering Joint Venture in form reasonably acceptable to Buyer, including, without limitation, the right in favor of Buyer's designee to cause the Gathering Joint Venture to make an election under Section 754 of the Code effective prior to the Closing and (b) execute the Agreement and Assignment of Joint Venture Interest, Substitution of Venturer and Amendment to Joint Venture Agreement attached as Exhibit H-3 hereto.

               (i) Seller shall have corrected and Buyer shall have approved the correction of all incorrect recording references set forth in the schedules for the leases which comprise a portion of the Oil and Gas Properties contained in item (i) of Parts I and II of Exhibit B.

               (j) Seller shall use its good faith efforts to obtain the agreement by Dow to release DPLP from its indemnity obligations under the conveyance instruments executed in connection with the conveyance to Dow of those certain lignite properties pursuant to that certain Notice of Exercise of Option to Purchase dated February 17, 1997 in exchange for a replacement indemnity from Seller.

               (k) Seller shall have conveyed all of its right, title and interest in and to the LandPro 6.0 PC-based software system and the PC/CORES software system manufactured by Mentor Consultants, Inc. to DPLP pursuant to a bill of sale approved as to form and substance by Buyer.

               (l) Seller shall have provided Buyer true and correct copies of the contracts and agreements listed on Schedule 6.1(l) hereto and such contracts and agreements shall not, in the reasonable good faith opinion of Buyer (i) materially and adversely affect the value, usefulness, operations or marketability of the Assets subject thereto, (ii) unduly restrict the Buyer or any of its Affiliates or their ability to conduct their respective businesses, or (iii) subject Buyer or its Affiliates to any material obligation or liability not customarily incurred in the oil and gas industry, or (iv) contain any other unduly and materially burdensome provision.

               (m) Upon Buyer's written request, Seller shall have made, and Seller shall have caused the applicable Seller Parties to make an election under Section 754 of the Code effective prior to the Closing with respect to any of the Assets, the Lignite Assets or the Gathering System that is or are subject to or affected by any tax partnership agreement.

          If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before September 30, 1997 ("Termination Date"), and in either case Buyer is not in breach of its obligations hereunder in the absence of Seller also being in breach, this Agreement may, at the option of Buyer, be terminated.

          6.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject to each of the following conditions being met:

               (a) Each and every representation of Buyer under this Agreement shall be true and accurate in all respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all respects except as to changes which are specifically contemplated by this Agreement or consented to, in writing, by Seller.

               (b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

               (c) The Purchase Price adjustment pursuant to Section 2.3(b)(ii) herein, if any, does not exceed five percent (5%) percent of the Base Purchase Price.

               (d) no suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

          If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Termination Date and (in either case) Seller is not in breach of its obligations hereunder in the absence of Buyer also being in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated.

                            ARTICLE VII.  TERMINATION

           7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by the mutual written consent of Seller and Buyer;

               (b) by Seller if (i) the Buyer or any of its Affiliates fails to satisfy in any material respect any term, covenant, agreement or condition required to be satisfied by it on or before the Termination Date, or (ii) there has been a breach of any representation, warranty, term, covenant or agreement made to or for the benefit of Seller or any of its Affiliates in this Agreement, which breach has not been cured as of the Termination Date;

               (c) by Buyer if (i) Seller or any of its Affiliates fails to satisfy in any material respect any term, covenant, agreement or condition required to be satisfied by it on or before the Termination Date, or (ii) there has been a breach of any representation or warranty contained in Sections 3.1 and 3.2(a) of this Agreement, in any other term, covenant or agreement made to or for the benefit of Buyer or any of its Affiliates in this Agreement, which breach has not been cured as of the Termination Date, or (iii) there has been a breach of any representation or warranty contained in Sections
     3.2 (other than 3.2(a)) and 3.3 of this Agreement which has a Material Adverse Effect which breach has not been cured as of the Termination Date; provided, however, that solely for purposes of this subparagraph 7.1(c)(iii), the provision set forth in such Sections 3.2 and 3.3. limiting the representations contained therein to Seller's "knowledge" or "Knowledge" (or the like) shall be deemed not written.

               (d) by either Seller or Buyer if the Closing has not occurred on or prior to September 30, 1997; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure, or the failure of any of its Affiliates, to fulfill an obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date; or

               (e) by either Seller or Buyer upon the issuance of an injunction, stay or restraining order issued by any court of competent jurisdiction enjoining or preventing consummation of the purchase and sale of the Assets or the other transactions contemplated by this Agreement or any of the Operative Documents beyond September 30, 1997, which injunction, stay or order has not been reversed, vacated or expired so as to permit the Closing Date to occur on or before September 30, 1997.

          7.2 Effect of Termination. In order to elect to terminate this Agreement pursuant to Section 7.1, written notice of such election must be given by the terminating party to the other party and, upon receipt of such notice by the non-terminating party, this Agreement shall terminate and have no further effect, and the transactions contemplated hereby shall be abandoned without any further action by either of the parties, except that (i) the provisions of Sections 5.1(c), 11.1, 11.9 and 11.11 and (ii) any provision in this Agreement which expressly provides that it survives the termination of this Agreement shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated by a party under circumstances in which another party or any of its Affiliates has willfully or in bad faith failed or refused to satisfy a covenant or condition to the obligations of either party to consummate the transactions contemplated by this Agreement (the "Defaulting Party"), the Defaulting Party shall be and remain liable for all Damages imposed on, incurred by or asserted against the non-defaulting party, directly or indirectly, arising out of or resulting from such failure.

          7.3 Effect of Termination. Upon the termination of this Agreement, whether pursuant to Sections 7.1 or 7.2 above, Seller shall be free to sell the Assets (or any portion thereof) to any other party without any limitation under or by reason of this Agreement, unless at such time Seller shall have willfully and wrongfully failed to close the transaction contemplated hereby under circumstances in which all conditions precedent to Seller's obligations as set forth in Section 6.2 shall have been performed or satisfied or Buyer is otherwise unable to close the transaction contemplated hereby due to a willful and wrongful breach of the Agreement by Seller. Buyer shall cooperate with Seller in effectuating any such sale and shall promptly execute any instrument evidencing the termination of Buyer's right to acquire the Assets as may be reasonably requested by Seller. Buyer shall also immediately return to Seller all data and other information (and all copies thereof) furnished to Buyer by or on behalf of Seller in connection with this transaction.

          7.4 Cure Period. In the event that Buyer elects to terminate this Agreement due to a representation or warranty having been breached as of the Closing Date and such representation or warranty can be cured, Buyer agrees to provide Seller a thirty day (30) period commencing on the date of notice of such breach by Buyer to Seller in which Seller can cure such breach. If such breach is not fully cured to Buyer's reasonable satisfaction within such thirty (30) day period, then the Buyer may terminate this Agreement pursuant to the provisions of this Article 7.

                             ARTICLE VIII.  CLOSING

          8.1 Location of Closing. (A) The closing (herein called the "Closing") of the transaction contemplated hereby shall take place in the offices of Andrews & Kurth L.L.P. at 4200 Texas Commerce Tower, at 10:00 a.m., Houston Time, on the earlier to occur of (i) August 1, 1997 or (ii) five (5) business days after the later Defect Date or at such other date and time as the Buyer and Seller may mutually agree upon (such date and time being herein called the "Closing Date"). The time and date on which the Closing is actually held is referred to herein as the "Closing Time."

          8.2 Deliveries by Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered to Buyer the following:

               (a) Conveyance, Assignment, and Bill of Sale documents ("Conveyances") from the Seller Parties, in substantially the forms of Exhibits H-1 through H-4 (as the case may be), transferring the applicable Assets specified herein to Buyer. Seller and the Seller Parties shall execute, acknowledge, and deliver to Buyer multiple originals of the Conveyances to facilitate recordation;

               (b) all other previously undelivered documents required pursuant to this Agreement to be delivered by Seller to Buyer at or prior to the Closing in connection with the transactions contemplated hereby;

               (c)  all Books and Records;

               (d) an opinion of counsel to Seller, in the form attached hereto as Exhibit I;

               (e) an affidavit or other certification (as permitted by such code) that neither Seller, nor any Company or Partnership is a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Code;

               (f) a Transition Services Agreement in the form of Exhibit J;

               (g) such other conveyance agreements or instruments as may be reasonably required to convey, transfer and assign the Assets to the Buyer; and

               (h) The Seller Party indemnification agreements as referenced in
     Section 9.8 hereof.

           8.3 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller:

               (a)  the Purchase Price; and

               (b) an opinion of Buyer's counsel, in the form attached hereto as Exhibit K.

                    ARTICLE IX.  INDEMNIFICATION, AND WAIVERS

          9.1 Survival. The representations and warranties made herein by Buyer and Seller shall expire at the Closing hereof and shall be of no further force or effect thereafter except that the representations and warranties set forth in Sections 3.1 and 3.3 shall survive Closing for a period of four years following the Closing. Notwithstanding the foregoing, nothing contained in this
Section 9.1 shall alter, limit or otherwise affect the rights and obligations of the parties set forth in Articles VIII, IX, X and XI, inclusive, which shall survive the Closing.

          9.2 Indemnification of Seller. Subject to the terms and conditions of this Article IX, Buyer agrees to indemnify, defend and hold harmless Seller, and the other Seller Parties, and their respective parent and subsidiary companies and other Affiliates, and its and their directors, officers, employees and agents, heirs, executors, personal representatives, administrators, successors and assigns (the "Seller Indemnified Persons"), from and against any and all damages, losses, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors) of any kind or nature ("Damages") which may be imposed on, incurred by or asserted against any Seller Indemnified Person, arising out of or resulting from, directly or indirectly:

               (a) the inaccuracy of any representation or breach of any warranty of Buyer contained in or made pursuant to this Agreement or any of the Operative Documents which survive the Closing; or

               (b) the breach of any covenant or agreement of Buyer contained in this Agreement or in any of the Operative Documents;

               (c)  the Assumed Liabilities.

PROVIDED, HOWEVER, THAT BUYER SHALL NOT BE LIABLE FOR ANY PORTION OF ANY DAMAGES RESULTING FROM A MATERIAL BREACH BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS OR FROM A SELLER INDEMNIFIED PERSON'S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

          No assumption of any portion of the Assumed Liabilities by Seller as to third parties shall in any way affect or reduce Buyer's indemnification obligations for all of the Assumed Liabilities.

          9.3 Indemnification of Buyer. Subject to the terms and conditions of this Article IX, from and after the Closing Date, Seller agrees to and will cause each Seller Party to indemnify, defend and hold harmless Buyer, DPLP, the Gathering Joint Venture, and their respective Affiliates, their respective present and former directors, officers, shareholders, partners, employees and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Buyer Indemnified Persons"), from and against any and all Damages which may be imposed on, incurred by or asserted against any Buyer Indemnified Person, arising out of or resulting from, directly or indirectly:

               (a) the inaccuracy of any representation or breach of any warranty of Seller contained in or made pursuant to this Agreement or any of the Operative Documents which survives the Closing; or

               (b) the breach of any covenant or agreement of Seller contained in this Agreement or any of the Operative Documents; or

               (c)  the Retained Liabilities.

PROVIDED, HOWEVER, THAT SELLER SHALL NOT BE LIABLE FOR ANY PORTION OF ANY DAMAGES RESULTING FROM A MATERIAL BREACH BY BUYER OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OF THE OPERATIVE DOCUMENTS OR FROM A BUYER INDEMNIFIED PERSON'S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

          No assumption of any portion of the Retained Liabilities by Buyer or its designees as to third parties shall in any way affect or reduce Seller's or the Seller Parties' indemnification obligations for all of the Retained Liabilities.

          9.4 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 9.2 or 9.3 of a notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof. The failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party with respect to such action, except to the extent that the indemnifying party shall have been actually prejudiced by the failure to give such notice. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

          9.5  Other Indemnities.  The indemnities provided in Sections 9.2 and
9.3 are in addition to, and not in lieu of, other indemnification obligations of the parties specifically set forth in this Agreement. Notice of a claim relating to a breach of a representation or warranty must be delivered by a Buyer Indemnified Person to Seller, or a Seller Indemnified Person to Buyer, as the case may be, prior to the expiration of the specified survival period, or it shall be deemed to be waived. Any claim delivered to the indemnifying party prior to the expiration of the survival period shall survive following such period solely with respect to such claim until such claim is resolved. The right to indemnification provided in this Article IX shall be the exclusive remedy of any Buyer Indemnified Person or Seller Indemnified Person with respect to the inaccuracy of any representation or the breach of any warranty made by any party in this Agreement.

          9.6 Disclaimer of Warranties. Seller hereby expressly disclaims, on its own behalf and on behalf of the other Seller Parties, any and all representations or warranties (other than those expressly set out in Sections 3.1, 3.2 and 3.3 above) with respect to the Assets or the transaction contemplated hereby. Specifically as a part of (but not a limitation of) the foregoing, Buyer acknowledges that neither Seller nor any other Seller Party has made, and Seller hereby expressly disclaims, on its own behalf and on behalf of the other Seller Parties, any representation or warranty (express, implied, under common law, by statute or otherwise) relating to the condition of the properties (INCLUDING WITHOUT LIMITATION, SELLER DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) the extent of oil, gas, lignite and/or other mineral reserves, the recoverability of or the cost of recovering any of such reserves, the value of reserves, prices (or anticipated prices) at which production has been or will be sold and the ability to sell oil, gas, lignite or other production from the Assets.

          9.7 Waiver of Punitive and Consequential Damages. In no event shall Seller and Buyer be liable to the other party hereto for any lost or prospective profits or any other special, punitive, exemplary, consequential, incidental or indirect losses or damages (in tort, contract or otherwise) under or in respect of this Agreement or for any failure of performance related hereto howsoever caused, whether or not arising from such parties sole, joint or concurrent negligence.

          9.8 Seller Party Indemnification. At or prior to Closing, each Seller Party will enter into an acknowledgment of indemnification, in form reasonably satisfactory to Buyer whereby the Seller Parties agree to be bound by and subject to the indemnification obligations of Seller set forth in this
Article IX.

                        ARTICLE X. ACCESS TO INFORMATION

          10.1 Access to Information. Buyer and the Companies shall reasonably cooperate with Seller, make available their personnel and provide testimony as shall be reasonably necessary to enable Seller to defend against any assessments by or prosecute claims against any taxing authority relating to the Companies. With respect to the Companies, Seller shall provide access to Buyer and the Companies and their representatives to the records of Seller to enable Buyer and the Companies to prepare all tax returns filed by Buyer and the Companies and to enable Buyer and the Companies to respond to any audits, inquiries, assessments, or similar items by any taxing authority. In such regard, the Seller shall reasonably cooperate with Buyer and the Companies, make available its personnel and provide testimony as shall be reasonably necessary to enable Buyer and the Companies to defend against any assessments by or prosecute any claims against any taxing authority. Until the expiration of the applicable three-year statute of limitations period (including extensions thereof of which Buyer has actual notice), Buyer shall cause the Companies to retain all pertinent tax and accounting records necessary or useful for determining the tax liability of Seller for periods prior to and through the Closing Date, which records shall be the property of the Companies.

                           ARTICLE XI.  MISCELLANEOUS

          11.1 Commissions. Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller or the other Seller Parties with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller and the other Seller Parties from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses (including court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

          11.2 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

     If to Buyer:

          ECT Eocene Enterprises, Inc.
          c/o Enron Capital & Trade Resources Corp.
          1400 Smith Street, Suite 3826
          Houston, Texas 77002
          Telecopy (713) 646-4043
          Attention: Mr. C. Kevin Garland

     With copies to:

          ECT Eocene Enterprises, Inc.
          c/o Enron Capital & Trade Resources Corp.
          1400 Smith Street, Suite 3826
          Houston, Texas 77002
          Telecopy (713) 646-3393
          Attention: Deborah S. Culver, Esquire

     and

          Mr. David Runnels, Esquire
          Andrews & Kurth L.L.P.
          4200 Texas Commerce Tower
          Houston, Texas 77002
          Telecopy (713) 220-4285

     If to Seller or the Companies:

          Destec Energy, Inc.
          c/o NGC Corporation
          1000 Louisiana, Suite 5800
          Houston, Texas 77002-5050
          Telecopy (713) 507-6808
          Attention:  Mr. Kenneth E. Randolph, Esquire
          Senior Vice President and General Counsel

     With a copy to:

          Mr. Robert B. Allen, Esquire
          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          1700 Pacific Avenue
          Suite 4100
          Dallas, Texas 75201-4618
          Telecopy (214) 969-4343

and shall be considered delivered on the date of receipt. Either Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

          11.3 Further Assurances. After the Closing, each Seller and the other Seller Parties, and Buyer and its Affiliates shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Assets to Buyer, and the DPLP Oil and Gas Assets to Seller's designee and consummate the transactions contemplated by this Agreement.

          11.4 Assignments. Neither party shall have the right to assign its rights under this Agreement, without the prior written consent of the other party first having been obtained.

          11.5 DTPA Waiver. To the extent applicable to the transaction contemplated hereby or any portion thereof, Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555 which is not waived), Texas Business and Commerce Code. In connection with such waiver, Buyer hereby represents and warrants to Seller that Buyer (a) is in the business of seeking or acquiring by purchase or lease, goods, or services, for commercial or business use, (b) will immediately prior to the Closing, have assets of $5,000,000 or more according to its most recent financial statement, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (d) is not in a significantly disparate bargaining position.

          11.6      Preservation of Books and Records.  For a period of three
(3) years after the date of Closing, Buyer will retain the Books and Records delivered to it pursuant hereto, and will make such Books and Records available to Seller upon reasonable notice at Buyer's headquarters (or at such other location in the United States as Buyer may designate in writing to Seller) at reasonable times and during regular office hours. In the event Seller is required to produce the original of any document or documents in any judicial or administrative proceeding, Buyer shall use all reasonable efforts to provide such original documents to Seller. Seller agrees to return such original documents as soon as possible thereafter.

          11.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. The venue for resolving any disputes hereunder will be in the Courts of Harris County, Texas. All assignments and instruments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the state where the Assets conveyed thereby are located.

          11.8 Expenses. Each party shall bear and pay all expenses incurred by it in connection with the transaction contemplated by this Agreement.

          11.9 Entire Agreement. This Agreement and the documents to be delivered at Closing contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

          11.10 Public Announcements. Except as required by law or by the rules or regulations of the national securities exchange on which the shares of any Party are listed, without the prior written approval of the other party, neither Seller nor Buyer will, and Seller shall cause the Companies and Partnerships to not, issue, or permit any agent or Affiliate thereof to issue, any press release or otherwise make or permit any agent or Affiliate thereof to make, any public statement or announcement with respect to this Agreement, or the transactions contemplated hereby and thereby; provided, however, that to the extent that, in the opinion of their respective counsels, any public statements are required to be made by any Person pursuant to any law, the parties shall endeavor to consult with each other prior to issuing any such press release or written public statement. All such press releases by the parties (whether or not required by law or by the rules or regulations of a national securities exchange) will be submitted to the other party for a reasonable period for review and comment.

          11.11 Subrogation. The Seller and each Seller Party hereby give and grant to Buyer, its successors and assigns full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Assets or any part thereof prior to the Effective Date of this Agreement. In the event that any of such covenants and warranties by such preceding owners, vendors or others are not enforceable by Buyer due to the non-assignability of such covenants or warranties or otherwise, Seller shall, or shall cause the Seller Parties to, as applicable, upon Buyer's written request, assert a claim under Seller or such Seller Party's rights under the applicable agreement on Buyer's behalf at Buyer's sole cost and expense.

          11.12 No Third Party Beneficiary. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no other entity or person shall have the right to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.


                                   * * * * *

          WITNESS THE EXECUTION hereof the 1st day of July, 1997.


                              DESTEC ENERGY, INC.


                              By:
                                 ---------------------------
                              Name:
                                   -------------------------
                              Title:
                                    ------------------------

                              ECT EOCENE ENTERPRISES, INC.


                              By:
                                 ---------------------------
                                    Stephen Horn
                                    Vice President